EXECUTION COPY
STOCK PURCHASE AGREEMENT
BY AND AMONG
TOPSPIN ASSOCIATES, L.P.,
TOPSPIN PARTNERS, L.P.,
BARISTON INVESTMENTS, LLC,
SHELDON E. KATZ,
MIKE MCINTOSH,
CHRISTOPHER E. NEEDHAM,
SELLERS’ REPRESENTATIVES
AND
DEVCON SECURITY HOLDINGS, INC.
DATED AS OF NOVEMBER 10, 2005

i

ii

iii

STOCK PURCHASE AGREEMENT
     THIS AGREEMENT is made as of this 10th day of November, 2005, by and among DEVCON SECURITY HOLDINGS, INC., a Florida corporation (“Buyer”), TOPSPIN PARTNERS, L.P., a Delaware limited partnership (“Topspin Partners”), TOPSPIN ASSOCIATES, L.P., a Delaware limited partnership (“Topspin Associates”), BARISTON INVESTMENTS, LLC, a Delaware limited liability company (“Bariston” and together with Topspin Partners and Topspin Associates, collectively, the “Entity Sellers”), SHELDON E. KATZ, an individual (“Katz”), MIKE MCINTOSH, an individual (“McIntosh”), and CHRISTOPHER E. NEEDHAM, an individual (“Needham”) (Topspin Partners, Topspin Associates, Bariston, Katz, McIntosh and Needham are referred to individually as “Seller” and collectively as “Sellers”), and BARISTON PARTNERS, LLC and TOPSPIN MANAGEMENT, LLC, solely in their capacity as co-representatives for Sellers (“Sellers’ Representatives”).
BACKGROUND
     WHEREAS, Sellers own all of the issued and outstanding capital stock (the “Stock”) of Coastal Security Company, a Delaware corporation (“CSC”);
     WHEREAS, CSC owns 100% of the issued and outstanding capital stock of Coastal Security Systems, Inc., a Delaware corporation (“Coastal”);
     WHEREAS, Coastal owns 100% of the issued and outstanding capital stock of Central One, Inc., a Florida corporation (“Central”) (CSC, Coastal and Central are referred to individually as “Company” and collectively as “Companies”);
     WHEREAS, the Companies own and operate electronic security alarm businesses serving both retail and wholesale customers located in the United States (collectively, the “Security Business”); and
     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Stock on the following terms and conditions.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:
1. PURCHASE AND SALE OF STOCK
     1.1 Agreement to Purchase and Sell.
          Upon the terms and subject to the conditions of this Agreement, on the Closing Date, each Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from each Seller, all of the Stock owned by such Seller.

     1.2 Certain Definitions.
          As used in this Agreement, the following terms mean the following:
               (a) “Acquired RMR” means the recurring monthly revenue from retail customers to be acquired by the Companies pursuant to the asset purchases described, and the asset purchase agreements listed, on Schedule 1.2(a) (the “Pending Acquisitions”) and to be consummated after August 1, 2005, but on or prior to Closing. Acquired RMR will only be included in Retail RMR to the extent the Retail RMR is less than $868,000 as of the Closing Date and then only to reach, but not exceed, the $868,000 level.
               (b) “Affiliate” means, as to any specified Person, any other Person, which, directly or indirectly, at the time such determination is being made, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
               (c) “Assets” means all of the assets of the Companies, except the Excluded Assets.
               (d) “Bariston” means Bariston Investments, LLC, a Delaware limited liability company.
               (e) “Boca Pointe RMR” means any RMR that the Companies may obtain on or prior to Closing from the Boca Pointe Community Association.
               (f) “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered to Sellers or Sellers’ Representatives by Buyer under this Agreement or in connection herewith.
               (g) “Buyer’s Counsel” means Akerman Senterfitt.
               (h) “Buyer’s Senior Management” means Stephen Ruzika, Robert Farenhem and Ron Lakey.
               (i) “Buyer’s Share of Acquired RMR Costs” means the pro rata share of the average acquisition costs incurred by the Companies with respect to that portion of the Acquired RMR that was not included in Retail RMR. For example, if the Companies’ average acquisition costs for the Acquired RMR equated to a 35 multiple and $100 of Acquired RMR was not included in Retail RMR because the $868,000 threshold had been reached, then Buyer’s Share of Acquired RMR Costs would be $3,500. To the extent that there exist multiple acquisitions that contribute Acquired RMR to Retail RMR pursuant to Section 1.2(a), the determination of which Acquired RMR shall be included in Retail RMR shall be based on whichever Acquired RMR was acquired earliest.
               (j) “Central” means Central One, Inc., a Florida corporation.

               (k) “Closing Escrow Fund” means $3,750,000, plus the interest earned thereon, to be held pursuant to the Escrow Agreement.
               (l) “Coastal” means Coastal Security Systems, Inc., a Delaware corporation.
               (m) “Code” means the Internal Revenue Code of 1986, as amended.
               (n) “Companies” means CSC, Coastal and Central.
               (o) “Companies’ Senior Management” means Katz, McIntosh and Ian Swartz.
               (p) “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, or obligation, whether written or oral, express or implied.
               (q) “Credit Agreement” means the Second Amended and Restated Revolving Credit and Term Loan Agreement dated November 18, 2002 between Coastal and Citizens Bank of Massachusetts, as amended.
               (r) “CSC” means Coastal Security Company, a Delaware corporation.
               (s) “Disclosure Schedules” means those certain Disclosure Schedules attached to this Agreement. The contents of each of the contracts and other documents referred to in the Disclosure Schedules shall be deemed to be incorporated and referred to in the Disclosure Schedules as though set forth in full therein.
               (t) “Due Date of Payment” means the first day of the next month following the invoice date. For example, even though the Companies’ invoices say they are due upon receipt and even though the Companies pre-bill their customers on the 20th day of the month for the next month’s service, the Due Date of Payment is the 1st day of the next month. For purposes of calculating the delinquency of RMR or Slow Pay RMR, a month shall be deemed to consist of 30 days (e.g., a customer who had not paid for March would only be 30 days past due, not 31 days). In addition, in calculating the delinquency of RMR or Slow Pay RMR, unpaid balances for non-RMR services (such as an unpaid installation bill), will be ignored, even if they are more than 90 days past due, so long as the RMR balances are 90 days or less past due. Schedule 1.2(t) sets forth the amount of such unpaid balances for non-RMR services and identifies the customer number and name for each such account.
               (u) “Encumbrance” means any security interest, mortgage, deed of trust, lien, encumbrance, pledge, lease, option, warrant, right of first refusal, claim, charge, assessment, easement, suit, proceeding, call, commitment, voting trust, proxy, conditional sale agreement or other title retention agreement, or other restriction of any kind or nature (including any zoning, use or building restriction), excluding Permitted Liens.
               (v) “Escrow Agent” means Sellers’ Counsel.

               (w) “Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof, and by and among Sellers’ Counsel and the parties hereto.
               (x) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (y) “Excluded Assets” means the items set forth on Schedule 1.2(y).
               (z) “Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
               (aa) “Funded Debt” means (without duplication and net of inter-company Indebtedness): (i) Indebtedness of the Companies and (ii) purchase price holdbacks and other payment obligations of any Company due or owing in respect of any acquisitions (whether by asset purchase, stock purchase, merger or otherwise) effected by such Company and including any Pending Acquisition, net of offsetting adjustments in favor of such Company under such acquisitions.
               (bb) “GAAP” means generally accepted accounting principles as are in effect from time to time in the United States.
               (cc) “Governmental Authority” means any foreign, federal or state court, or any foreign, federal, state, local or municipal governmental department, authority, commission, board, bureau, agency or instrumentality.
               (dd) “Indebtedness” means (without duplication): (i) indebtedness for borrowed money (excluding any interest and bank fees thereon to the extent included in current liabilities), secured or unsecured, (ii) obligations under conditional sale or other title retention Contracts relating to purchased property, (iii) capital lease obligations but excluding operating lease obligations (as capital and operating leases are defined in Statement of Financial Accounting Standards No. 13), (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any of the foregoing of any other Person.
               (ee) “Independent Accountants” means RSM McGladrey, Inc. The Independent Accountants have been retained by CSC and Buyer pursuant to the terms of that certain Letter Agreement, dated October 10, 2005. At Closing, Sellers shall cause CSC to assign its interest in this Letter Agreement to Sellers’ Representatives.
               (ff) [Reserved].
               (gg) “Intellectual Property” means: (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) all items of software or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.
               (hh) “Inventory” shall mean all of the Companies’ supplies, equipment, and spare parts necessary for day-to-day maintenance and repair and/or used by the Companies in the ordinary course of business.
               (ii) “Katz” means Sheldon E. Katz, an individual.
               (jj) “Knowledge” when capitalized means:
               (a) with respect to each Seller that is an individual, if such individual is actually aware of such fact or other matter;
               (b) with respect to (i) Topspin Partners and Topspin Associates, if either of Leo Guthart or Steve Lebowitz is actually aware of such fact or other matter; and (ii) Bariston, if Needham is actually aware of such fact or other matter;
               (c) with respect to CSC and the Companies: (i) if any of Katz, McIntosh and Ian Swartz (A) is actually aware of such fact or other matter, (B) would reasonably be expected to have such knowledge given such individual’s title and duties to the Company, or (C) would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties; and (ii) if Leo Guthart is actually aware of such fact or other matter; and
               (d) with respect to Buyer: if either Stephen Ruzika or Robert Farenhem (i) is actually aware of such fact or other matter, (ii) would reasonably be expected to have such knowledge given such individual’s title and duties to Buyer, or (iii) would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.
               (kk) “Law” means any federal, state or local law, regulation, code, statute, injunction, ordinance, decree, court order or judgment.
               (ll) “Material Adverse Effect” means an event, change or effect that is (or is reasonably likely to be) materially adverse to the business, aggregate assets (including intangible assets), financial condition or results of operations of a Person and its Affiliates taken as a whole. Any event, change or circumstance relating to the economy or financial markets in general (such as would be caused by another terrorist attack in the U.S.) or relating to other businesses in a geographic market (such as would be caused by an act of God) shall not be deemed to be a Material Adverse Effect.
               (mm) “McIntosh” means Mike McIntosh, an individual.
               (nn) “Needham” means Christopher E. Needham, an individual.

               (oo) “Net Equity Value” means the sum of: (i) $49,700,000, (ii) plus or minus the Working Capital Adjustment, (iii) minus the RMR Adjustment, (iv) plus Buyer’s Share of Acquired RMR Costs, (v) plus the Takeover RMR Adjustment, and (vi) minus the amount of the Funded Debt; provided, however, that in no event shall the Net Equity Value (excluding the impact of Funded Debt thereon) exceed $53,000,000.
               (pp) “Organizational Documents” means, as the case may be, a Person’s certificate/articles of incorporation, bylaws, certificate of limited partnership, limited partnership agreement, operating agreement and other similar agreements, together with all amendments thereto as in effect on the date hereof.
               (qq) “Permitted Liens” means: (i) liens for Taxes and assessments or other government charges or levies not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings so long as adequate reserves have been made and, if required by GAAP, to the extent such reserves increase the Companies’ current liabilities for purposes of calculating the Working Capital Adjustment, (ii) inchoate liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business, (iii) liens arising out of pledges or deposits under workers’ compensation, unemployment insurance, old age laws, or to secure the performance of bids, tenders or contracts or to secure statutory obligations of surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, (iv) zoning, entitlement and other land use and environmental regulations by governmental agencies, (v) any other Encumbrances and other title matters which do not materially detract from the value or materially interfere with the present use of the relevant asset or property, and (vi) purchase money security interests upon tangible personal property securing deferred payments for the purchase of such tangible personal property, but, if required by GAAP, only to the extent that the amounts necessary to discharge the liens and security interests under the foregoing clauses (iii) and (vi) increase Funded Debt or otherwise increase the Companies’ current liabilities for purposes of calculating the Working Capital Adjustment.
               (rr) “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture or an unincorporated organization.
               (ss) “RMR” means, without duplication, as of the Closing Date, the aggregate recurring monthly residential, commercial or governmental service contract revenue (determined net of any communication, utility company, or other third party pass through charges, assessments, taxes, customer discounts (but excluding free service deals offered in the ordinary course of business and described on Schedule 1.2(ss-1)) and governmental charges (except for the ordinary and necessary switch network charges required to send and receive alarm signals from digital dialers at subscribers’ premises)) for a one month period which is derived from RMR Services performed pursuant to written contracts and oral contracts to the extent allowable under clause (iv) below. RMR shall not include any RMR: (i) from customers who have accounts receivable balances for RMR (other than a balance of less than $10) more than 90 days from the Due Date of Payment, provided that Buyer agrees that pre-Closing, the Companies can write off disputed balances which are more than 90 days past due from the Due Date of Payment (a schedule of which are attached hereto as Schedule 1.2(t)) to the extent (A) such balances remain unpaid as a result of a good faith dispute between the customer and the Companies and (B) the Companies have a reasonable basis to believe that such customer shall remain a customer of the Companies for the term of the customer agreement between such customer and the Companies; (ii) that is not periodic in nature, but rather relates to installation purchase payments or one-time assessments or charges (including all time and material service revenue); (iii) from customers from whom the Companies have received written notice of cancellation and the Companies have not received written notice from the customer rescinding the cancellation; (iv) attributable to oral contracts other than to the extent the number of oral contracts, in the aggregate, is less than 1% of the Companies’ total number of Customer Agreements (Buyer agrees that the Companies shall not be required to have separate written agreements with individual homeowners when the Companies have a written agreement with the homeowners’ association); and (v) from customers who were added or retained since June 30, 2005, as a result of marketing efforts outside the Companies’ ordinary course of business or otherwise inconsistent with the Companies’ past practices. Notwithstanding the foregoing, the parties agree that the following categories of recurring revenue will be included in RMR despite the fact that they do not meet all or part of the criteria to qualify as RMR: Slow Pay RMR, Takeover RMR and Acquired RMR to the extent included in Retail RMR pursuant to Section 1.2(a). The RMR as of August 31, 2005 is set forth on the RMR Schedule attached hereto as Schedule 1.2(ss-2) and shall be updated in connection with the final determination of the Purchase Price. Buyer has reviewed Schedule 1.2(ss-2) and confirms that it accepts the various categories of RMR Services described thereon as qualifying as RMR. Buyer acknowledges that Sellers have provided Buyer with copies of the Companies’ standard form Customer Agreements, including Customer Agreement forms from prior acquisitions, used by the Companies in the operation of the Security Business within the last three (3) years, and Buyer hereby confirms that such forms are acceptable to Buyer. Buyer acknowledges and agrees that the recurring monthly revenue from Customer Agreements that do not contain a limitation of liability clause will nonetheless qualify as RMR, so long as the Companies’ insurance carrier has historically provided insurance coverage to the Companies for such Customer Agreements. Buyer has reviewed the relevant insurance policies and is comfortable with the arrangements. Furthermore, Buyer acknowledges and agrees that many Governmental Authorities refuse to sign an alarm company’s form contract, preferring instead to use their own purchase order and that such purchase orders rarely provide for limitation of liability or third party indemnification. Buyer nonetheless agrees that the recurring monthly revenue from purchase orders from such Governmental Authorities still qualifies as RMR even though the Companies’ insurance carrier has not expressly agreed to provide insurance coverage to the Companies for such Customer Agreements. The parties agree that Boca Pointe RMR is excluded from RMR and will not be used in calculating the Purchase Price, but any RMR paid by Buyer or its Affiliates to the Companies will be included in RMR, and will be used in calculating the Purchase Price. The Sellers and Buyer agree that the AlarmNet expense for September 2005 allocable to (i) Wholesale RMR was $13,486 and Retail RMR was $6,679, and the parties hereto agree to use the AlarmNet expense as of such date for purposes of calc ulating the Net Equity Value.

               (tt) “RMR Adjustment” means the sum of the Wholesale RMR Adjustment plus the Retail RMR Adjustment, all as determined in accordance with the specific procedures set forth on Schedule 2.1(a).
               (uu) “RMR Services” means monitoring (including wholesale monitoring for other alarm dealers), service, maintenance or leasing agreements for such services as burglar and fire alarm, fire inspection and maintenance, open/close and daily and event reports, CCTV and access control, keyholder, elevator monitoring, all forms of back-up monitoring, e-mail access, two-way voice monitoring, 24-hour testing, fire systems runner services, NFPA fire alarm monitoring, FAX Back services for alarm dealers, UL inspection, sensitivity testing and related services.
               (vv) “Retail RMR” means, without duplication, all of the Companies’ RMR exclusive of the Takeover RMR, Wholesale RMR and Boca Pointe RMR, and is as set forth on Schedule 1.2(vv).
               (ww) “Retail RMR Adjustment” means the product of 48 times the amount by which the Retail RMR as of the Closing Date is less than $868,000.
               (xx) “SEC” means the United States Securities and Exchange Commission.
               (yy) “SEC Reports” has the meaning set forth in Section 4.8(a).
               (zz) “Securities Act” means the Securities Act of 1933, as amended.
               (aaa) “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered to Buyer by Sellers or Sellers’ Representatives under this Agreement or in connection herewith.
               (bbb) “Sellers’ Bank Accounts” means the bank accounts (including wire transfer instructions therefor) to which each Seller’s Purchase Price proceeds are to be wired as set forth on Schedule 1.2(bbb).
               (ccc) “Sellers’ Counsel” means Buchanan Ingersoll PC.
               (ddd) “Slow Pay RMR” means the aggregate amount of the RMR from those customers identified by customer number and name on Schedule 1.2(t) whose RMR balances are more than 90 days, but less than 150 days, past due from the Due Date of Payment, but who have a consistent payment history that shows that they nonetheless pay (e.g., school districts, Governmental Authorities, certain businesses and certain individuals).
               (eee) “Solvent” means with respect to any Person on a particular date, that on such date: (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
               (fff) “Takeover RMR Adjustment” means an amount equal to 35 times the Takeover RMR.
               (ggg) “Takeover Customer” means a commercial or homeowner association customer of the Companies who has signed one of the Companies’ Customer Agreements and is set forth on Schedule 1.2(ggg). Schedule 1.2(ggg) sets forth a true, complete and accurate list of the Takeover Customers and Takeover RMR as of the Closing Date.
               (hhh) “Takeover RMR” means the Retail RMR associated with the Companies’ Takeover Customers (provided such RMR is not included in the calculation of Retail RMR). Buyer acknowledges and agrees that, subject to the limitations set forth in this Agreement, the Takeover RMR will be included in calculating the Purchase Price even though it does not meet all of the criteria of RMR at Closing, so long as the Takeover Customer is contractually obligated to commence payment to the Companies within six (6) months following the Closing Date.
               (iii) “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).
               (jjj) “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.
               (kkk) “Topspin Associates” means Topspin Associates, L.P., a Delaware limited partnership.
               (lll) “Topspin Management” means Topspin Management, LLC, a Delaware limited liability company and the general partner of Topspin Associates and Topspin Partners. Topspin Management joins in this Agreement solely to be bound by Section 2.3(c).
               (mmm) “Topspin Partners” means Topspin Partners, L.P., a Delaware limited partnership.

               (nnn) “Wholesale RMR” means the RMR attributable to dealer monitoring revenue, a schedule of which is attached hereto as Schedule 1.2(nnn).
               (ooo) “Wholesale RMR Adjustment” means the product of 16 times the amount by which the Wholesale RMR as of the Closing Date is less than $380,000.
               (ppp) “WIP RMR” means the Retail RMR associated with the Companies’ Customer Agreements that, as of the Closing Date, have not yet been “cut-in” to the Companies’ central station, but which the Companies are obligated to “cut in” to the central station after the Closing Date. Schedule 1.2(ppp) sets forth a true, complete and accurate list of the WIP RMR that exists as of the Closing Date.
               (qqq) “Working Capital Adjustment” means the amount (without duplication) by which the book value of the Companies’ current assets (excluding any deferred tax assets but including any Tax refund receivable) less the book value of the Companies’ current liabilities (excluding the amount of current liabilities included in Funded Debt and any deferred tax liabilities but including accrued Tax payables) is less than or more than zero, all as determined in accordance with GAAP consistently applied, and the specific procedures set forth on Schedule 2.1(a). The Parties agree that the proceeds from the sale of the Companies’ Interest Rate Cap Agreement at Closing will be included in the Working Capital Adjustment notwithstanding that the Companies will not receive the proceeds therefrom until two business days after the Closing Date; provided, however, that such proceeds only shall be included in the Working Capital Adjustment for purposes of calculating the Final Purchase Price to the extent so received by the Companies. The Parties further agree that the liability accruals for special bonuses and option cancellation payments reflected on the Initial Balance Sheet shall not be included as current liabilities in the calculation of the Working Capital Adjustment for the Estimated Purchase Price provided that the amount of Funded Debt is increased by the amount of such liability accruals excluded as current liabilities from such calculation.
          1.3 Index of Other Defined Terms.

Accounts Receivable	Section 3.25
Balance Sheet	Section 3.11
Balance Sheet Date	Section 3.11
Buyer	Caption
Buyer’s Aggregate Loss	Section 8.1(a)
Buyer Indemnified Parties	Section 8.1(a)
Claiming Party	Section 8.2(a)
Current Standard Retail Form	Section 3.17(b)
Customer Agreements	Section 3.17(c)
Devcon	Section 4.8(a)
Employment Agreements	Section 2.4
Entity Sellers	Caption
Estimated Purchase Price	Section 2.1(b)
Excepted Claims	Section 8.4(a)
Final Balance Sheet	Section 2.1(d)
Financial Statements	Section 3.11

Indemnification Threshold	Section 8.4(b)
Indemnifiable Loss	Section 8.5
Indemnifying Party	Section 8.2(a)
Indemnity Payment	Section 8.5
Initial Balance Sheet	Section 2.1(b)
ITC	Section 5.3(e)
Leased Real Property	Section 3.6
Licensed Intellectual Property	Section 3.14(b)(i)
Major Suppliers	Section 3.26
NOL	Section 5.3(e)
Optionholders	Section 3.2(b)
Options	Section 3.2(b)
Owned Intellectual Property	Section 3.14(b)(i)
Plans	Section 3.19(a)
Purchase Price	Section 2.1(a)
Purchase Price Adjustment Payment Date	Section 2.1(e)
Purchase Price Objection Notice	Section 2.1(d)
Real Property Leases	Section 3.6
Related Parties	Section 3.22
Responsible Parties	Section 5.3(h)
Security Business	Background
Seller(s)	Caption
Seller Indemnified Parties	Section 8.1(b)
Sellers’ Aggregate Loss	Section 8.1(b)
Sellers’ Representatives	Section 10.7(b)(i)
Settlement Date	Section 2.1(d)
STI	Section 8.1(a)
STI Deal	Section 8.1(a)
STI Escrow Amount	Section 2.1(i)
STI Resolution	Section 2.1(i)
Stock	Background
Straddle Period	Section 5.3(c)
Tangible Assets	Section 3.7(b)
Tax Contest	Section 5.3(i)
Third Party Claim	Section 8.3(a)
2. PURCHASE PRICE AND CLOSING
     2.1 Purchase Price.
          (a) The purchase price for the Stock (the “Purchase Price”) will equal the Net Equity Value. Given the complexities involved, and the possibility of good faith disagreements, in calculating the Working Capital Adjustment, the RMR Adjustment, the Takeover RMR Adjustment, Buyer’s Share of Acquired RMR Costs, and Funded Debt, the parties have set forth on Schedule 2.1(a) an example of the procedures to be followed in such calculations by using the Companies’ August 31, 2005 balance sheet and recurring monthly revenue. Based on the Independent Accountant’s review of the Companies’ August 31, 2005 balance sheet and the other supporting documentation attached to Schedule 2.1(a), the Working Capital Adjustment was $702,989, the RMR Adjustment was $0.00, the Takeover RMR Adjustment was $271,530, Buyer’s Share of Acquired RMR Costs was $27,754 and the Funded Debt was $17,550,423. The parties agree to use the same procedures, assumptions and calculations outlined on Schedule 2.1(a) to calculate the (i) RMR Adjustment, the Takeover RMR Adjustment, Buyer’s Share of Acquired RMR Costs, and Funded Debt as of the Closing Date except that amounts calculated for (A) clause (i) in the definition of RMR and for (B) Slow Pay RMR will be calculated as of October 31, 2005 and (ii) the Working Capital Adjustment as of October 31, 2005 provided that the adjustment for increases for Funded Debt as described in the definition of Working Capital Adjustment that will occur between October 31, 2005 and the Closing Date. With the exception of the Working Capital Adjustment, the amounts calculated for (A) clause (i) in the definition of RMR and for (B) Slow Pay RMR calculated as of October 31, 2005 and the adjustment for increases in Funded Debt described in the definition of Working Capital Adjustment that will occur between October 31, 2005 and the Closing Date (i) all financial inputs that impact the calculation of Net Equity Value (i.e., RMR and the related adjustments thereto) shall be calculated as of the Closing Date and (ii) to the extent any schedules delivered in connection with this Agreement indicate that any such financial inputs are calculated as of a date other than the Closing Date, the true-up of such financial inputs for purposes of calculating Final Purchase Price shall determine the amount of such financial inputs as of the Closing Date.
          (b) At least 2 business days prior to Closing, Sellers will prepare and deliver to Buyer a good faith estimate of the Net Equity Value as of the close of business on the Closing Date (the “Estimated Purchase Price”) which shall be prepared in accordance with the procedures set forth on Schedule 2.1(a), together with such supporting documentation as Buyer reasonably requests, including estimated closing balance sheets for the Companies calculated for financial reporting and tax purposes as of the Closing Date (the “Initial Balance Sheet”); provided, however, that in calculating Net Equity Value for purposes of determining the Initial Purchase Price, the parties shall determine the Working Capital Adjustment as of October 31, 2005. For financial reporting purposes, the Initial Balance Sheet will be prepared in accordance with GAAP (to the extent practicable given that it is an estimate) as consistently applied by the Companies and as reflected by the Companies’ August 31, 2005 balance sheet and Schedule 2.1(a).
          (c) At the Closing, (i) $3,750,000 of the Estimated Purchase Price will be wire transferred by Buyer to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement as a reserve fund against any Purchase Price adjustments and as security for Sellers’ indemnification obligations hereunder, (ii) the balance of the Estimated Purchase Price (less $275,000) will be wire transferred by Buyer to Sellers’ Bank Accounts pursuant to the written instructions provided to Buyer by Sellers’ Representatives prior to the Closing, (iii) $275,000 of the Estimated Purchase Price will be wire transferred by Buyer to a separate escrow account established by Sellers’ Representatives pursuant to written instructions provided to Buyer by Sellers’ Representatives prior to Closing, (iv) the amount of Funded Debt due Citizens Bank (as reflected in the calculation of Net Equity Value) will be wire transferred by Buyer to Citizens Bank pursuant to a payoff letter provided to Buyer by Citizens Bank, and (v) $134,815.36 will be wire transferred by Buyer to the parties identified in the use of proceeds analysis prepared by the Sellers (for payment of Companies’ accrued fees and expenses) in consideration of the Sellers’ representation that such amount has been accrued for as a current liability in the calculation of the Working Capital Adjustment.
          (d) No later than 120 days after Closing (the “Settlement Date”), Buyer will prepare and deliver to Sellers’ Representatives in writing a final, unaudited calculation of the Net Equity Value as of the Closing Date (the “Final Purchase Price”), together with such supporting documentation as Sellers’ Representatives reasonably request (including a final balance sheet for the Companies calculated as of the close of business on the Closing Date, which will be prepared in a manner consistent with the Initial Balance Sheet (the “Final Balance Sheet”). To the extent Buyer and Sellers’ Representatives agree on all or part of the Final Balance Sheet and Final Purchase Price, then Section 2.1(h) shall govern the payment of amounts which are not in dispute. Unless Sellers’ Representatives give written notice to Buyer setting forth in reasonable detail Sellers’ objection(s) to the Final Balance Sheet or the calculation of the Final Purchase Price (the “Purchase Price Objection Notice”) within 30 days of Sellers’ Representatives’ receipt of the Final Balance Sheet (provided such objections raised by Sellers’ Representatives are not inconsistent with the position(s) taken by Sellers in the calculation of the Initial Balance Sheet), Sellers will be deemed to have accepted the Final Balance Sheet and such calculation of the Final Purchase Price. If Sellers’ Representatives shall not have delivered the Purchase Price Objection Notice within such 30 day period, (i) if the Final Purchase Price is less than the Estimated Purchase Price, Sellers and Buyer shall issue joint written instructions to the Escrow Agent to disburse to Buyer from the Closing Escrow Fund the amount of such deficiency or, as applicable, (ii) if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall deliver to Sellers’ Bank Accounts on a pro rata basis by federal funds wire transfer the amount of such excess. If after good faith negotiations, Buyer and Sellers’ Representatives are unable to agree upon the amount of the Final Purchase Price within 15 days after Buyer’s receipt of the Purchase Price Objection Notice, the Independent Accountants will resolve the parties’ dispute regarding the Final Balance Sheet. Buyer and Sellers agree to use commercially reasonable efforts to cause the Independent Accountants to use their best efforts to resolve the dispute within 60 days after Buyer’s receipt of the Purchase Price Objection Notice. The Independent Accountants will be instructed to make their determination on a basis consistent with the provisions of this Agreement (including the procedures set forth on Schedule 2.1(a)) and their determination will be final and binding on the parties. All fees and costs of the Independent Accountants will be borne by Buyer and Sellers in proportion to the difference between the Independent Accountants’ determination of the Final Purchase Price and Sellers’ and Buyer’s determination of such amount. For example, if Sellers’ determination differs by $20,000 from the Independent Accountants’ determination, but Buyer’s determination differs by only $5,000, Sellers will bear 20/25 of such fees and costs and Buyer will bear 5/25 of such fees and costs.
          (e) No later than 3 business days after the earlier of (i) the resolution of any dispute between the parties regarding the Final Purchase Price, or (ii) receipt of the Independent Accountants’ determination of the Final Purchase Price, as the case may be (such date, the “Purchase Price Adjustment Payment Date”), if the Final Purchase Price is less than the Estimated Purchase Price, Sellers’ Representatives and Buyer will instruct the Escrow Agent to forward to: (i) Sellers’ Bank Accounts on a pro rata basis by federal funds wire transfer fifty percent (50%) of the Closing Escrow Fund, less the amount by which the Final

Purchase Price (as evidenced by the final closing adjustments) is less than the Estimated Purchase Price, and less any amounts for which Buyer is seeking indemnification from Sellers pursuant to the terms of Article 8 and/or Section 5.3; and (ii) Buyer by federal funds wire transfer the amount by which the Final Purchase Price (as evidenced by the final closing adjustments) is less than the Estimated Purchase Price. In the event that the Closing Escrow Fund is less than the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, Sellers, on a pro rata basis, promptly shall deliver to Buyer by federal funds wire transfer the amount of such deficiency. No later than 3 business days after the Purchase Price Adjustment Payment Date, if the Final Purchase Price is greater than the Estimated Purchase Price, (i) Buyer shall deliver to Sellers’ Bank Accounts on a pro rata basis by federal funds wire transfer the amount of such excess and (ii) Sellers’ Representatives and Buyer will instruct the Escrow Agent to forward to Sellers’ Bank Accounts on a pro rata basis by federal funds wire transfer fifty percent (50%) of the Closing Escrow Fund.
          (f) On the 185th day after the Closing Date, the remaining amount of the Closing Escrow Fund, less any amounts (i) for unresolved disputes between Buyer and Sellers’ Representatives regarding the Final Purchase Price or Final Balance Sheet and (ii) for which Buyer is seeking indemnification from Sellers pursuant to the terms of Article 8 and/or Section 5.3, (excluding any amounts previously withheld for the same claim pursuant to Section 2.1(e)), will be distributed to Sellers’ Bank Accounts on a pro-rata basis by the Escrow Agent in accordance with the terms of the Escrow Agreement.
          (g) Buyer expressly agrees that it has no right in this Agreement to a post-Closing account guaranty from Sellers for the RMR, including the Retail RMR, the Wholesale RMR, the Acquired RMR or the Takeover RMR. For example, the Purchase Price will not be reduced if a customer with $100 of Retail RMR cancels or fails to renew his contract the day after Closing. In other words and to avoid any doubt on this critical issue, there will be no adjustment for “defaulting RMR” or “terminated RMR” that occurs after the Closing Date.
          (h) Notwithstanding anything to the contrary set forth herein and notwithstanding any unresolved disputes between Buyer and Sellers’ Representatives regarding the Final Purchase Price or Final Balance Sheet, to the extent Buyer and Sellers’ Representatives agree on portions of the Final Purchase Price and Final Balance Sheet, the parties agree to pay or to authorize the Escrow Agent to pay, without reservation or delay, any amounts which are not the subject of a good faith dispute.
          (i) Notwithstanding anything to the contrary set forth herein, from and after the Closing and pending (A) STI’s full and final release of claims against the Companies arising out of the STI Deal or (B) the final and binding determination of the independent accounting firm appointed in accordance with Section 1.7(c) of that certain Amended and Restated Asset Purchase Agreement among Coastal, Strategic Technologies, Inc. and Lennar Corporation (the “STI Resolution”), Escrow Agent shall maintain in the Closing Escrow Fund at least $541,194.33 (the “STI Escrow Amount”). Upon the STI Resolution, Buyer and Sellers’ Representatives shall issue joint written instructions to the Escrow Agent to disburse to (i) STI or its principals in accordance with the STI Resolution the amounts, if any, owed by the Companies to STI or its principals under the STI Resolution, (ii) Buyer any Buyer Aggregate Losses (but excluding any amounts paid pursuant to the immediately preceding clause (i)) reasonably incurred by Buyer and/or the Companies from and after the Closing Date in handling the disputes arising out of the STI Deal, and (iii) Sellers’ Bank Accounts on a pro-rata basis any balance of the STI Escrow Amount. In the event that the STI Resolution results in Buyer and/or the Companies receiving amounts from STI or its principals in excess of the amounts incurred by Buyer and/or the Companies under the immediately preceding clause (ii), Buyer and/or the Companies shall pay such excess amounts to Sellers’ Bank Accounts on a pro-rata basis. To the extent Sellers’ defense of the claims arising out of the STI Deal does not unduly burden Buyer’s or the Companies’ personnel (recognizing that Buyer and the Companies shall cooperate with Seller and its counsel in its defense of such claims in accordance with Section 8.3), Buyer shall not charge Sellers any fee for time spent by Buyer’s or the Companies’ personnel regarding such cooperation.
     2.2 Closing Date and Location.
          (a) The consummation of the transfer and delivery of the Stock to Buyer and the receipt of the consideration therefor by Sellers will constitute the “Closing.” The Closing will take place at the offices of Buyer’s Counsel in Miami, Florida, or at such other location as Buyer and Sellers’ Representatives may agree.
          (b) The effective time of the sale of the Stock will be as of 11:59:59 P.M. on the date of Closing (the “Closing Date”).
     2.3 Noncompetition.
          In connection with the consummation of these transactions, certain Sellers will agree to be bound (or in certain cases, continue to be bound) by certain noncompetition provisions, while other Sellers will not be bound by any noncompetition provisions. For those Sellers who do agree to be bound by certain noncompetition provisions, the provisions will not be similar. Buyer and Sellers acknowledge and accept that there are legitimate business and personal reasons that dictate this disparate treatment.
          (a) Katz and McIntosh acknowledge that their Amended and Restated Employee Non-Competition, Non-Disclosure, Non-Solicitation and Inventions Agreements with CSC dated November 18, 2002, will remain in effect and without amendment or revision and without the payment of any additional consideration. No new noncompetition provisions will be imposed upon Katz and McIntosh by Buyer as a result of these transactions.
          (b) Buyer agrees that Bariston and Needham will not be bound by any noncompetition provisions.
          (c) Buyer agrees that Topspin Associates and Topspin Partners will not be bound by any noncompetition provisions. However, their general partner will agree to be bound by the provisions of this Section 2.3(c). Without the prior written consent of Buyer, the general partner of Topspin Associates and Topspin Partners, Topspin Management, agrees that for a period of 3 years from the Closing Date, it will not knowingly provide debt or equity financing to a security alarm company with a substantial base of operations in Florida that is engaged in the same business in which the Companies are currently engaged and that derives more than five percent (5%) or $2,000,000 of its annual revenues from the security alarm business.
          Topspin Management acknowledges and accepts that in the event of its breach of the provisions of this Section 2.3(c), money damages would be inadequate and Buyer would have no adequate remedy at Law. Accordingly, Buyer shall have the right to not only seek damages, but to seek specific performance of this Section 2.3(c); provided, however, that Buyer shall afford Topspin Management a reasonable opportunity to cure any inadvertent breach. If, at the time of enforcement of this Section 2.3(c), a court shall hold that the duration, scope or geographic area stated herein are unreasonable, Buyer and Topspin Management agree that the maximum duration, scope or geographic area deemed reasonable by said court shall be used.
          Buyer agrees that this Section 2.3(c) will not prohibit Topspin Management from being a passive owner of not more than 2% of the outstanding stock of any class of securities of a publicly traded company. In addition, Buyer agrees that this Section 2.3(c) and the restrictions on Topspin Management shall terminate if: (i) Buyer materially breaches this Agreement and fails to cure such breach within 30 days after notice; (ii) Buyer or any Affiliate thereof sells the stock or substantially all of the assets of the Companies to an unaffiliated entity, or (iii) Buyer or Devcon: (A) voluntarily commences any proceeding or files any petition seeking relief under any federal, state or foreign bankruptcy, insolvency, liquidation or similar law, or consents to the institution of, or fails to oppose in a timely and appropriate manner, any such proceeding or filing, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Buyer or for a substantial part of Buyer’s assets, (C) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) makes a general assignment for the benefit of its creditors, (E) becomes unable, admits in writing its inability or fails generally, to pay its debts as they become due or (F) takes any corporate action for the purpose of effecting any of the foregoing.
     2.4 Employment Agreements.
          In connection with the consummation of these transactions, Katz and McIntosh will each execute one-year employment agreements with Buyer in the form of Exhibit 2.4 (the “Employment Agreements”).
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS
     As an inducement to Buyer to enter into this Agreement and to consummate these transactions, but subject to the disclosures set forth on Schedule 3 and the other Schedules to this Agreement, Sellers represent, warrant, covenant and agree on a several, and not a joint and several, basis that as of this date:
     3.1 Organization and Corporate Documents.
          (a) Each Entity Seller is either a limited partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and each has the requisite power and authority to own its portion of the Stock.

Each of the Companies is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the state of its incorporation, and each has the requisite corporate power and authority to own or lease all of its portion of the Assets, to own and operate its portion of the Security Business and to carry on its business as now conducted. Each of the Companies is duly licensed or qualified as a foreign corporation in all jurisdictions where the conduct of its business requires such qualification.
          (b) Except as set forth on Schedule 3.1, none of the Companies has, within the three (3) year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person. Schedule 3.1 also sets forth all of the fictitious names or trade names under which the Companies have conducted business during the last three (3) years.
          (c) The Certificate or Articles of Incorporation, as the case may be, of each of the Companies and all amendments thereto to date, certified by the Secretary of State of the state of each entity’s incorporation and the Bylaws of each of the Companies as amended to date, certified by the Secretary or an Assistant Secretary of each entity, all of which have been delivered to Buyer, are true, complete and correct. The minute books of each Company, which will be delivered to Buyer at Closing, correctly reflect, in all material respects, all corporate actions taken at the meetings reported therein. The stock certificate books and ledgers of each Company, which will be delivered to Buyer at Closing, are true, correct and complete, and accurately set forth the ownership of all of the issued and outstanding capital stock of that Company. An organizational chart setting forth the Companies’ ownership and corporate structure is set forth on Schedule 3.1.
     3.2 Capitalization.
          (a) Schedule 3.2 accurately sets forth the number of authorized shares of capital stock, the nature and description of such stock (i.e., whether common or preferred and the class and terms thereof) and the par value of the capital stock of each Company. Except as set forth on Schedule 3.2, all of the issued and outstanding capital stock of each Company has been validly issued, is fully paid and nonassessable, is entitled to vote at all shareholder meetings and is owned beneficially and of record by the stockholders set forth on Schedule 3.2 in the amounts set forth thereon.
          (b) Except for 7 employees of the Companies (who are described on Schedule 3.2) (the “Optionholders”) who own certain stock options (the “Options”) and except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, unsatisfied preemptive rights, convertible securities, puts, calls, conversion rights, agreements or commitments of any kind which have not been waived obligating any of the Companies, or any of Sellers with respect to the Companies, to purchase, redeem, issue, acquire or transfer any shares of their capital stock or other securities and there is no security of any kind convertible into capital stock. The aggregate consideration to be paid to the Optionholders on or prior to Closing to cancel all of the Options will not exceed $250,000 (“Aggregate Option Consideration”).

          (c) None of the shares of stock of any Company has been issued or subsequently transferred in violation of: (i) any applicable preemptive rights or transfer restrictions, (ii) the Organizational Documents of that Company or (iii) the Securities Act. Except as set forth on Schedule 3.2, there are no existing shareholder agreements, voting agreements, voting trusts, registration rights agreements or similar agreements respecting any shares of the capital stock of any of the Companies.
     3.3 Ownership and Transfer of Stock.
          (a) Each stockholder of each Company owns the shares of stock specified on Schedule 3.2, beneficially and of record, free and clear of any Encumbrance; provided, however, that CSC’s stock in Coastal and Coastal’s stock in Central have been pledged to the Companies’ senior lenders pursuant to the Credit Agreement.
          (b) Each Seller has the full right and power to transfer the Stock owned by that Seller to Buyer free and clear of any Encumbrance and without obtaining the consent of any other person or Governmental Authority.
     3.4 Subsidiaries; Affiliates.
          (a) Except as set forth on Schedule 3.4, the Companies do not have any subsidiaries nor any direct or indirect ownership or voting interests in any Persons. No Company is a party to any joint venture arrangement, nor does any Company have the right to acquire any securities of or ownership or voting interests in any Person.
          (b) Except as set forth on Schedule 3.4, none of the Companies has entered into any contracts or other arrangements with any Affiliate, except for those that are terminable at will without liability.
     3.5 Authority of Sellers; No Violation.
          (a) Each Seller has the requisite power and authority (and each individual Seller has the legal capacity) to execute and deliver this Agreement and all of the Seller Ancillary Agreements (to which they are a party), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to consummate these transactions and to comply with the terms, conditions and provisions hereof. This Agreement has been duly authorized by each Entity Seller. This Agreement has been duly and validly executed and delivered by each Seller. This Agreement, and the Seller Ancillary Agreements (to which they are a party) upon the execution thereof, assuming due authorization, execution and delivery by Buyer constitute the legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their terms, except as may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally; (ii) the equitable and statutory powers of the courts of appropriate jurisdiction to stay proceedings before them and to stay the execution of judgments; and (iii) discretion of the courts in granting remedies of specific performance and injunction or other equitable remedies.

          (b) Except as set forth in Schedule 3.5, the execution and delivery of this Agreement or any of the Seller Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby and the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will not directly or indirectly, with or without notice or lapse of time: (i) contravene any provision of the Organizational Documents, shareholder or investor agreements of any Seller or any Company, (ii) violate or conflict with any Law or of any arbitration award which is either applicable to, binding upon or enforceable against any Company or its Assets or any Seller, (iii) conflict with, result in any breach of, or constitute a default under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate payment under, any Contract which is applicable to, binding upon or enforceable against any Company or any Seller, (iv) result in or require the creation or imposition of any Encumbrance upon or with respect to any of the Assets, (v) give to any individual or entity a right or claim against any Company or any Seller or (vi) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any filings required to be made by Buyer.
     3.6 Real Property.
None of the Companies owns any real property or any interest in real property, except for the leasehold interests created under the real property leases listed in Schedule 3.6 (the “Real Property Leases”), all of which are in full force and effect. Attached to Schedule 3.6 are true and complete copies of each Real Property Lease (the real property covered by, and the space occupied under, such lease the “Leased Real Property”). Except as set forth in such Schedule, each Company party to a Real Property Lease has the right to quiet enjoyment of all of the related Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of such Company in such Leased Real Property is not subject or subordinate to any Encumbrance. Except as set forth on Schedule 3.6, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Companies. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Sellers’ or the Companies’ possession and any policies of title insurance currently in force and in the possession of any Seller or any Company with respect to each such parcel of Leased Real Property have heretofore been delivered by Sellers to Buyer. To the Knowledge of any Seller or CSC, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and no such condemnation or other taking is threatened or contemplated.
     3.7 Title to Assets; Condition of Assets.
          (a) Except as described on Schedule 3.7 and for any Encumbrances in favor of the lenders under the Credit Agreement, the Companies have good and valid title to all of the Assets, free and clear of any Encumbrances. Except as set forth on Schedule 3.7, the Companies own all of the Assets in fee title and not under lease (other than the Real Property Leases). The Assets (except for the Excluded Assets) constitute all of the assets used in connection with the operation of the Security Business in accordance with past practice.

Except as disclosed on Schedule 3.7, the Companies own all security alarm boxes installed at any location to which they provide services.
          (b) Schedule 3.7 sets forth a complete and accurate list of all of the Companies’ rights in, to and under all central station equipment, alarm systems (including local alarm systems installed, sold or acquired by such entities but which generate no recurring revenue), closed circuit television and access control equipment, electronic alarm equipment, alarm test equipment, machinery, tools, computers and related software, office equipment, furnishings, vehicles, inventory, spare equipment and parts for day-to-day maintenance and repair, other tangible personal property of any nature, and the Companies’ rights in fixtures attached to the Leased Real Property (collectively, the “Tangible Assets”).
          (c) Except as described on Schedule 3.7, the Tangible Assets are in good operating condition, ordinary wear and tear excepted, and suitable for their intended uses, and are adequate for the uses to which they are being put. None of such Tangible Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All Tangible Assets at any location at which the Companies provide service were properly installed.
     3.8 Compliance with Laws; Litigation.
          (a) The Companies are and have been in compliance with the Laws of any Governmental Authority which are applicable to the Companies, the Assets or the Security Business.
          (b) All reports, schedules and/or returns of any Governmental Authority required to be filed by the Companies, or by Sellers with respect to the Companies, have been filed.
          (c) Except as set forth on Schedule 3.8, there are no: (i) lawsuits, claims, suits, actions or proceedings pending or, to the Knowledge of the Companies or Sellers, threatened against or affecting the Companies or any Seller; (ii) investigations which, to the Knowledge of the Companies or Sellers, are threatened against or affecting the Companies or any Seller, or which questions the validity or enforceability of this Agreement or any Seller Ancillary Agreement or the transactions contemplated hereunder and thereunder (and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such lawsuit, claim, action, proceeding or investigation); or (iii) lawsuits, claims, suits, actions or proceedings pending in which any of the Companies or any Seller is the plaintiff or claimant, which relate to the Stock, the Assets or the Security Business or which involve the possibility of any judgment, order, award or other decision that might impair the ability of any Seller to perform this Agreement, or might impair the quality of title to the Assets or the Stock, or might adversely affect the normal operation of the Security Business, or might result in liability for damages or might otherwise adversely affect the Companies’ right, title or interest in the Assets, the Security Business or Sellers’ right, title or interest in the Stock. Notwithstanding the foregoing, Sellers shall only be required to disclose on Schedule 3.8 those lawsuits, claims, investigations, etc. which relate to the Stock or which involve the possibility of any judgment, order, award or other decision that might impair the ability of any Seller to perform this Agreement. Except as set forth on Schedule 3.8, with respect to prior acquisitions (whether by asset purchase, stock purchase, merger or otherwise) effected by the Companies, there are no claims asserted by any Company and still pending against any parties to such prior acquisitions.
     3.9 Insurance.
          Schedule 3.9 sets forth a true and complete list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent 3 years with respect to each type of coverage) of all insurance policies, owned or held by or for the benefit of the Companies and the Assets or relating to the Security Business during the past 3 years. True, complete and correct copies of all such policies, as well as all insurance policies of the Companies for the past 3 years, have been delivered to Buyer. All such policies are on (and have been on) an “occurrence basis,” so that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the Companies’ applicable insurance policy in existence on the date such event occurred would cover such claim. The Companies carry property damage, workers’ compensation, automobile, general liability and errors and omissions insurance with respect to the Security Business and the Assets in such amounts as are adequate and reasonable and against such risks as are customary in relation to the character and location of such properties and the nature of such business. The insurance maintained by the Companies’ is sufficient for material compliance with all requirements of Law and all of the Contracts to which any of the Companies is a party. All such policies are in full force and effect, the Companies have not received any notice of cancellation with respect thereto and the Companies have not failed to give any notice or present any claim under any such insurance in a due and timely manner. During the past 2 years, no application by any Company for insurance with respect to the Assets or the Security Business has been denied for any reason. During the past 2 years, no Company has had any claim made against it by any customer that would adversely affect its insurance rating. During the past 3 years, no insurer under the insurance policies maintained by the Companies has notified any of the Companies that a loss in respect of a Customer Agreement is not (or would not be) covered under such insurance policies on the basis that such Customer Agreement did not (i) contain a limitation of liability clause in favor of such Company or (ii) contain a limitation of liability clause of $250 or less in favor of such Company.
     3.10 Absence of Adverse Changes or Other Events.
          Except as set forth on Schedule 3.10, since January 1, 2005, none of the Companies has: (a) created or incurred any liability (absolute or contingent) except for unsecured current liabilities under contracts entered into in the ordinary course of business; (b) incurred any Funded Debt, loaned any money or otherwise pledged the credit of such entity, or subjected any of the Assets to any Encumbrance, except in the ordinary course of business; (c) suffered any losses or any other event or condition of any character adverse to its business, or waived any rights of substantial value; (d) made any capital expenditures or capital additions or improvements which in the aggregate exceed $800,000; (e) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of, its capital stock; (f) suffered any labor disputes or organizational activity by its employees; (g) issued or sold any shares of its capital stock or rights, options or warrants to purchase its capital stock, or any securities convertible into its capital stock; (h) become bound by or entered into, terminated or received termination of, any contract, commitment or transaction other than in the ordinary course of business; (i) made any material Tax election or settled or compromised any material United States federal, state, local, or foreign income Tax liability; (j) paid any bonus to or increased the rate of compensation of any of its employees or amended any of their other terms of employment, except in the ordinary course of business (but excluding therefrom any bonuses paid as a result of the transactions contemplated by this Agreement); (k) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Companies after the Balance Sheet Date, (including any transfers from any Company to Sellers or any of their Affiliates), except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice; (l) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (m) delayed or accelerated payment of any account payable or other liability of any Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; (n) engaged in, participated in, or entered into any transaction, or taken any action, that could generate a liability for Taxes outside the ordinary course of business; or (o) entered into any contract or agreement to do or perform any of the foregoing actions.
     3.11 Financial Statements.
          Schedule 3.11 contains true, correct and complete copies of: (a) the audited balance sheets of the Companies, on a consolidated basis, as of December 31, 2002, 2003 and 2004 and the related consolidated statements of operations, changes in stockholders equity and cash flows for the (i) two (2) month period ended December 31, 2002 and (ii) twelve (12) month period ended December 31, 2003 and 2004, together with the appropriate notes to such financial statements and the report thereon of Goldstein Schechter Price Lucas Horvitz & Co., P.A., and (b) the unaudited balance sheet of the Companies, on a consolidated basis, as of August 31, 2005 (such balance sheet being herein called the “Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the related statements of operations and cash flows for the eight months then ended (collectively, the Financial Statements”). Except as set forth therein or in the notes thereto, such balance sheets and statements of operations and cash flow, have been prepared in conformity with GAAP consistently applied, and fairly present the financial position and results of operations and cash flow of the Companies, on a consolidated basis, as of their respective dates and for the respective periods covered thereby. The books and records of the Companies fully and fairly reflect all transactions, properties, assets and liabilities of the Companies. The Financial Statements have been derived from the accounting records of the Companies, represent only actual, bona fide transactions, and reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Companies are required by GAAP to be included in any of the Financial Statements of the Companies. There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Companies are Solvent. Buyer acknowledges that: (A) the unaudited consolidated Balance Sheet is subject to normal year end audit adjustments and (B) the consolidated Financial Statements have not been adjusted for SAB104 and that it will not be the responsibility of Sellers or the Companies (as owned by Sellers) to do so.
     3.12 Tax Returns and Payments.
          (a) Except as set forth on Schedule 3.12, each of the Companies: (i) has timely and properly filed or caused to be filed, all Tax Returns, reports, schedules, declarations, and Tax-related documents which it is or has been required to file, by any jurisdiction to which it is or has been subject to taxation, all such Tax Returns being true, correct and complete; (ii) has timely paid or caused to be paid in full all Taxes which are or were due and payable to any Governmental Authority; (iii) has made or caused to be made all withholdings of Taxes required to be made, and such withholdings have either been paid to the appropriate Governmental Authority or set aside in appropriate accounts for such purpose; and (iv) has otherwise satisfied in all material respects all applicable laws and agreements with respect to the filing of Tax Returns with and the payment of Taxes to all taxing jurisdictions. True, correct and complete copies of the federal, state and local real, personal property and sales Tax Returns of the Companies for the last 3 fiscal years have been made available to Buyer.
          (b) The Companies have properly accrued and reflected on the Financial Statements and will from the date of the latest Financial Statements through the Closing Date properly accrue, all liabilities for Taxes and assessments, all such accruals being in the aggregate sufficient for payment of all such Taxes and assessments.
          (c) Schedule 3.12 lists all federal, state and local income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after January 1, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit.
          (d) Except as set forth on Schedule 3.12, no Tax deficiencies have been proposed or threatened against any of the Companies, nor are there any agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against any of the Companies or with respect to the filing of any Tax Return to a date later than the Closing Date, nor any actions, suits, proceedings, investigations or claims now pending or threatened against any of the Companies with respect to any Tax, or any matters under discussion with any Governmental Authority relating to any Taxes.
          (e) Except as set forth on Schedule 3.12, none of the Companies is or ever has been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group, the common parent of which is CSC, filed or been included in a combined, consolidated or unit any income Tax Return (other than one in which CSC is the common parent). Except as set forth on Schedule 3.12, none of the Companies is a party to, is bound by, or has any obligation under any Tax sharing, Tax indemnity or similar agreement or has any current or potential liability for Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or similar state, local or foreign provision), as transferee or successor, by contract or otherwise. Except as set forth on Schedule 3.12, none of the Companies has made or will make a change in the method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Code in taxable income of any taxable year, or portion thereof, beginning on or after the Closing Date. Except as set forth on Schedule 3.12, none of the Companies has filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by it. Neither Seller, nor any owner of a Seller that is treated for federal income tax purposes as an entity disregarded from its owner, is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2. There is no currently effective election to be an S corporation under Section 1362(a) of the Code with respect to any of the Companies. None of the Companies has been a target corporation or target affiliate in a qualified stock purchase within the meaning of Section 338 of the Code (or any predecessor provision) nor has any Company been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code.
          (f) There are no Encumbrances relating to Taxes upon the assets of any Company.
          (g) None of the Companies will be required as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.
          (h) No Company has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date, to make any payments that will be non-deductible under Section 280G of the Code or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Section 4999 of the Code.
          (i) To Sellers’ Knowledge, no claim has been made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to Taxes assessed by such jurisdiction.
          (j) To Sellers’ Knowledge, no sales or use Tax, non-recurring intangibles Tax, documentary stamp Tax, excise Tax or comparable Tax will be payable by Buyer by virtue of the transactions contemplated by this Agreement.
          (k) Each Company has withheld and remitted to the appropriate Governmental Authorities in compliance with all applicable Laws and regulations all Taxes required to be withheld and remitted by such Company in connection with payments made to other persons.
          (l) No Company is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.

          (m) The Companies have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and none of the Companies has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19.
          (n) None of the Companies has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.
          (o) No Company has taken any action that is not in accordance with past practice that could defer a liability for Taxes of such Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each Company has at all times used the accrual method of accounting for income Tax purposes.
          (p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of the Companies under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).
     3.13 Labor Matters.
          (a) Schedule 3.13 delivered at the execution of this Agreement sets forth the name, ADP number, job title, date of hire, current rate of compensation, and the sick and vacation leave that is accrued but unused as of August 31, 2005, of each employee of the Companies.
          (b) Except as set forth in Schedule 3.13, none of the Companies is a party to any employment agreement, written or oral, which that Company cannot terminate at will without liability.
          (c) Except as set forth on Schedule 3.13, no Company is a party to or bound by any collective bargaining agreement (and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any of Companies’ employees into one or more collective bargaining units) or any employment, consulting or similar agreement relating to the Security Business or any agreement or arrangement providing for severance payments to any employee of that Company upon termination of employment or which provide benefits upon a change in control of that Company. Each Company has complied with all applicable Laws which relate to prices, wages, hours, discrimination in employment, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with the foregoing and, to the Knowledge of Sellers, there is no basis for any unfair labor practice charge or complaint against any of the Companies. There are no labor strikes, work stoppages, grievances or other labor disputes pending or, to the Knowledge of Sellers and the Companies, threatened against the Companies.
     3.14 Intellectual Property Rights.
          (a) Schedule 3.14 sets forth all of the patents (including all reissues, divisions, continuations and extensions thereof), applications for patents, patent disclosures docketed, inventions, improvements, registered trademarks, trademark applications, trade names and copyrights owned by the Companies, and all material licenses, franchises, permits, authorizations, agreements and arrangements that concern the same or that concern like items owned by others and used by the Companies. True, correct and complete copies of all such licenses, franchises, permits, authorizations, agreements and arrangements have been delivered by Sellers to Buyer.
          (b) (i) The conduct of the business of the Companies as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted against any Company that the conduct of the business of such Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by any Company (“Owned Intellectual Property”), such Company is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by any Company (“Licensed Intellectual Property”), such Company has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of Sellers and CSC, the Owned Intellectual Property is valid and enforceable; (v) to the Knowledge of Sellers and CSC, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the Knowledge of Sellers and CSC, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the Knowledge of Sellers and CSC, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Companies have taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement or any Ancillary Seller Agreement, nor the consummation of the transactions contemplated thereby, shall adversely affect any of the Companies’ rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.
     3.15 Material Contracts.
          (a) Schedule 3.15 contains a list of the following Contracts to which any Company is a party or by which any Company or its properties or assets are bound or affected as of the date hereof:
               (i) any lease of real or personal property providing for annual rentals of $5,000 or more;
               (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company party thereto and that provides for or is reasonably likely to require either (A) annual payments to or from such Company of $10,000 or more, or (B) aggregate payments to or from such Company of $50,000 or more;

               (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
               (iv) any Contract (other than among consolidated subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any Asset is mortgaged, pledged or otherwise subject to an Encumbrance, or any Contract restricting the incurrence of Indebtedness or the incurrence of Encumbrances or restricting the payment of dividends or the transfer of any property (except, with respect to the transfer of Leased Real Property, restrictions contained in the Real Property Leases);
               (v) any Contract that purports to limit in any material respect the right of the Companies: (A) to engage in any line of business, or (B) to compete with any Person or operate in any location;
               (vi) any Contract to which any Company has continuing indemnification obligations (except in the ordinary course of business) or potential liability under any purchase price adjustment;
               (vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;
               (viii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (vii) of this Section 3.15) or capital stock or other equity interests of another person;
               (ix) any Contract pursuant to which any Company manages any real property;
               (x) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Leased Real Property;
               (xi) any advertising or other promotional Contract providing for payment by any Company of $10,000 or more;
               (xii) any Contract with respect to any monitoring station used by the Companies;
               (xiii) any license, royalty or other Contract concerning Intellectual Property; and
               (xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.15) which by its terms calls for aggregate payments by any Company in excess of $15,000.

               (the Contracts described in clauses (i) through (xiv) and those required to be identified on Schedules 3.6, 3.13, and 3.14, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).
          (b) (i) None of the Companies is and, to the Knowledge of Sellers, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Companies has received any claim of default or notice of cancellation under any Material Contract, and (iii) to the Knowledge of Sellers, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is in full force and effect and valid, binding and enforceable in accordance with its terms, except as may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally; (ii) the equitable and statutory powers of the courts of appropriate jurisdiction to stay proceedings before them and to stay the execution of judgments; and (iii) discretion of the courts in granting remedies of specific performance and injunction or other equitable remedies. Sellers have made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.
     3.16 Alarm Systems and Alarm Accounts.
          (a) Except as set forth on Schedule 3.16, the alarm systems which are leased by the Companies to customers are in good working order and condition, except for ordinary wear and tear, routine service needs and customer misuse or nonuse. The alarm system equipment for such alarm systems that were installed by the Company were so installed in all material respects in accordance with good workmanlike practices prevailing in the industry at the time of installation. Since January 1, 2003, all equipment sold or leased by each Company to customers was of merchantable quality at the time of its sale or lease and such Company has not breached in any material respect any express or implied warranties in connection with such sales or leases. All alarm systems and equipment installed by the Companies were so installed in conformity in all material respects with the respective subscriber contracts pursuant to which such systems were installed and in conformity in all material respects with applicable legal requirements at the time of installation. Each Company has performed all warranty service and other repairs requested by customers as of September 1, 2005 with the exception of scheduled routine service and repairs.
          (b) Except as set forth on Schedule 3.16, the Companies do not have any free, discounted or bartered service liability to existing customers (but excluding employees of the Companies), except to specific customers as reflected in its books and records, and, in the aggregate, not more than $500 per month based on the Companies’ current rates for such services and nothing would prohibit the Companies from discontinuing, without liability any free service after Closing. The Companies do not have any liability for the refund of monies to customers other than obligations to refund deposits, overpayments and prepayments (without interest) made by customer in the ordinary course of business.

     3.17 Customer Agreements.
          (a) Set forth on Schedule 3.17(a) is a true and correct list of the Companies’ contracts with their 50 largest customers as of August 31, 2005, as measured by RMR attributable to such customers as of August 31, 2005.
          (b) Attached as Schedule 3.17(b) is a true and correct copy of the current form of standard retail customer agreement (“Current Standard Retail Form”) utilized by the Companies in the operation of the Security Business.
          (c) Set forth on the compact discs delivered by Sellers to Buyer at the execution of this Agreement and comprising Schedule 3.17(c) is a true and correct list of all alarm lease, maintenance, repair, service and monitoring agreements with customers, including any third-party monitoring agreements (collectively, the “Customer Agreements”).
          (d) Each such Customer Agreement is valid and enforceable by the Company a party thereto against any other party thereto in accordance with its terms except to the extent limited by: (i) bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally; (ii) the equitable and statutory powers of the courts of appropriate jurisdiction to stay proceedings before them and to stay the execution of judgments; and (iii) discretion of the courts in granting remedies of specific performance and injunction or other equitable remedies. Each Company is in compliance with all of the material terms of the Customer Agreements and no default or event of default, or event or condition that, to the Knowledge of the Sellers and the Companies, with notice or lapse of time or both would constitute such a default, on its part or on the part of any other party thereto exists with respect to any liability to such customer party to any Customer Agreement. No Customer Agreement contains any material contractual requirement with respect to which there is a reasonable likelihood the Company party thereto will be unable to comply in any material respect.
          (e) Except as set forth on Schedule 3.17(e), since January 1, 2003, the Companies have provided each residential customer that they originated (and did not acquire from a third party) with the 3 day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (Cooling Off Period for Door to Door Sales) and any applicable state laws; provided, however, that such rescission notices were not given to the individual homeowners who are members of a homeowners association that has contracted with the Companies.
     3.18 Broker or Finder.
          None of Sellers, the Companies or any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.
     3.19 Employee Benefit Plans.
          (a) Except as set forth on Schedule 3.19, with respect to current or former employees of the Companies, the Companies do not maintain or contribute to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (iii) employee welfare plans (as defined in Section 3(1) of ERISA) or (iv) material fringe benefit plans or programs (collectively, the “Plans”). The Companies do not and have not within the last 5 years contributed to, nor do they have any actual or potential liability with respect to, any multiemployer pension plan (as defined in Section 3(37) of ERISA). The Companies do not maintain or contribute to, or have any liability with respect to, any employee welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code (“COBRA”).
          (b) The Plans (and related trusts and insurance contracts) comply in form and in operation with the applicable requirements of ERISA and the Code; and each Plan which is intended to be qualified under the Code meets the requirements of a qualified plan under Section 401(a) of the Code, has either received a favorable determination letter or such is pending from the Internal Revenue Service and was timely amended and filed with the Internal Revenue Service for a favorable determination letter with respect to changes made by the Tax Reform Act of 1986.
          (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Plan have been properly and timely filed with the appropriate government agency or distributed to participants, and the Companies have complied and are currently in compliance with the requirements of COBRA.
          (d) With respect to each Plan, all contributions and premium payments which are due (including all employer contributions and employee salary reduction contributions) have been paid to or with respect to such Plan, all contributions or other payments for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued.
          (e) The Companies do not have any actual or potential liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, any multiemployer plan or otherwise with respect to any Plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes the Companies (the “Controlled Group”) that has not been satisfied in full, and no condition exists that presents a material risk to the Companies or any member of the Controlled Group of incurring such a liability.
          (f) With respect to each Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Companies have no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

          (g) With respect to each of the Plans, Sellers have furnished to Buyer true and complete copies of: (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the last Form 5500 Annual Report, and (iv) all related trust agreements, insurance contracts or other funding agreements which implement the Plans.
     3.20 Environmental Matters.
          (a) Except as set forth on Schedule 3.20, (i) none of the Companies has violated, or is in violation of, any Environmental Law; (ii) to the Knowledge of the Sellers and the Companies, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by any Company, or (B) any location at which Hazardous Substances are present for which any Company is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Companies, or, as the Companies are currently operated, adversely affect the revenues of the Companies; (iii) the Companies have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the Knowledge of the Sellers and the Companies, threatened against any Company alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Companies has received any written notice of, is a party to, or, to the Knowledge of the Sellers and the Companies, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Companies have provided to Buyer a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting the Companies that are in the possession or, to the Knowledge of Sellers and the Companies, control of the Companies.
          (b) For purposes of this Agreement:
               “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.
               “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.
               “Hazardous Substances” means: (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive

Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.
     3.21 Banks, Directors and Powers of Attorney.
          Schedule 3.21 contains: (a) a list of all banks or other financial institutions (with account numbers) in which the Companies have an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and senior officers of the Companies; and (c) the names of all persons holding powers of attorney from the Companies.
     3.22 Related Party Transactions.
          Excluding any inter-company transactions or arrangements and except as set forth on Schedule 3.22, there are not any transactions, business relationships or other relationships between (a) any Company, on the one hand, and (b) any of the following (collectively, the “Related Parties”), on the other hand: (i) any officer, director or employee of any Company (other than customary transactions or relationships in their capacity as officer, director or employee), or (ii) any Seller, or any Affiliate, trustee, beneficiary, or Family Member of any Seller. None of the Related Parties owns any asset, tangible or intangible, which is used in the Security Business operated by the Companies.
     3.23 No Undisclosed Liabilities.
          Except as set forth in Schedule 3.23, the Companies are not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice
     3.24 Inventory.
          Except as set forth on Schedule 3.24, the Inventory consists of items of a quality and quantity usable and saleable in the usual and ordinary course of business of the Security Business, and is reflected in the Financial Statements with adequate provision for obsolete, outdated, unsaleable, unusable or damaged items. The Inventory meets applicable design and manufacturing specifications and complies with any and all warranties customarily given to customers with respect thereto. Such Inventory is capable of being installed into customer’s systems at ordinary costs and by ordinary procedures consistent with the Companies’ past practices without voiding any vendor warranties.
     3.25 Accounts Receivable.
          Except as set forth on Schedule 3.25, all existing accounts receivable of the Companies (including those accounts receivable reflected on the Balance Sheet (and which will be reflected on the Initial Balance Sheet) (collectively, the “Accounts Receivable”) (a) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (b) have arisen (i) from bona fide transactions in the ordinary course of business, and (ii) under valid and enforceable contracts to which the Companies are a party. Except as set forth on Schedule 3.25, all Accounts Receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet and the Working Capital Adjustment determined from the Initial Balance Sheet, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet and Initial Balance Sheet, as applicable. Except as set forth on Schedule 3.25, there is no contest, claim, or right of set-off, of any Account Receivable relating to the amount or validity of such Account Receivable.
     3.26 Suppliers.
          Schedule 3.26 sets forth a true, accurate and complete list of the ten largest suppliers of the Companies (excluding any landlords) in terms of purchases during the most recently completed fiscal year and the portion of current fiscal year prior to the date of this Agreement (collectively, the “Major Suppliers”). Since December 31, 2004, except as set forth on Schedule 3.26, there has not been any material dispute between any Company and any Major Supplier, and, no Major Supplier has indicated in writing to any Company that such Major Supplier intends to materially reduce its purchases from, or sales to, or to otherwise materially reduce its business relationship with, such Company or the other Companies.
     3.27 [Reserved].
     3.28 Disclosure.
          None of Sellers’ representations, warranties and covenants in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such representations, warranties and covenants true.
     3.29 Working Capital Adjustment.
          Except to the extent reflected in the Working Capital Adjustment calculated as of October 31, 2005 (which has been calculated by Sellers on a pro forma basis as of the Closing Date to the extent practicable) and the increase in Funded Debt for special bonuses and option cancellation payments occurring after October 31, 2005 and before the Closing Date, between October 31, 2005 and the Closing Date, none of the Companies has: (a) created or incurred any current liability (absolute or contingent) except for current liabilities incurred in the ordinary course of business; (b) made any capital expenditures or capital additions or improvements; (c) paid any amounts or made any distributions of property to the Sellers, their Family Members or their Affiliates or otherwise paid any amounts other than in the ordinary course of business consistent with past practice; (d) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (e) otherwise taken any action other than in the ordinary course of business consistent with past practice; or (f) committed to do or take any of the foregoing actions.
4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
          As an inducement to Sellers and Sellers’ Representatives to enter into this Agreement and to consummate these transactions, Buyer represents, warrants and covenants to Sellers and Sellers’ Representatives, and agrees that as of this date:
     4.1 Authority of Buyer; Enforceability.
          (a) Buyer is a corporation, duly incorporated and organized, validly existing and in good standing under the laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and Buyer Ancillary Agreements, to consummate these transactions and to comply with its terms, conditions and provisions. The Board of Directors of Buyer has taken all necessary action to authorize and approve this Agreement and Buyer Ancillary Documents, the consummation of the transactions contemplated hereby and the performance by Buyer of all the terms and conditions hereof on its part to be performed. The approval of Buyer’s shareholders is not required to execute this Agreement and Buyer Ancillary Documents, nor to consummate this transaction.
          (b) This Agreement, and the Buyer Ancillary Agreements upon the execution thereof, has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally; (b) the equitable and statutory powers of the courts of appropriate jurisdiction to stay proceedings before them and to stay the execution of judgments; and (c) discretion of the courts in granting remedies of specific performance and injunction or other equitable remedies.
     4.2 No Conflicts.
          The execution and delivery by Buyer of this Agreement and Buyer Ancillary Agreements, the performance of its obligations under this Agreement and Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby do not and shall not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Buyer’s Organizational Documents, shareholder or investor agreements;
          (b) in any material respect conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or
          (c) in any material respect conflict with or result in a violation or breach of, or constitute a default under, or require Buyer to obtain any consent or approval under the terms of, any contract or license to which Buyer is a party or by which any of Buyer’s assets and properties are bound.
          Except as set forth on Schedule 4.2, no consent, approval or action of, filing with or notice to any Governmental Body on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement and Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the Exchange Act and (ii) any filings required under the rules and regulations of the Nasdaq National Market.
     4.3 Litigation.
          There is no litigation, at law or in equity, or any proceedings before any Governmental Authority, pending or, to the Knowledge of Buyer, threatened against or adversely affecting Buyer involving the possibility of any judgment, order or other decision which might impair the ability of Buyer to consummate these transactions.
     4.4 Investment Purpose.
          Buyer is an accredited investor as defined in the Securities Act. Buyer is acquiring the Stock for investment purposes only for its own account and not with a view to resell or otherwise distribute. Buyer does not presently intend to resell or otherwise dispose of all or any part of the Stock or substantially all of the Assets.
     4.5 Cooperation with Sellers; Licensing Requirements.
          (a) Buyer is not aware of any reason why Buyer would not be acceptable to those third parties whose consent is required to consummate these transactions. Buyer agrees to cooperate with Sellers in a prompt and timely manner in obtaining the consents necessary to the consummation of the transactions contemplated by this Agreement by attending meetings with the parties who must provide such consents and by providing the appropriate insurance, surety bonds, financial information and other assurances required in order to obtain such consents to assignment.
          (b) Buyer agrees that Buyer, and not Sellers, will be solely responsible after the Closing to provide the required notices of a change of control of the Companies and/or a change in the list of officers and directors of the Companies to the Governmental Authorities who license the Companies.

     4.6 Financial Capacity.
          Buyer has adequate funds available to it in order to consummate the transactions contemplated by this Agreement.
     4.7 Broker or Finder.
          Neither Buyer nor any of its Affiliates has incurred any liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement that would result in any liability or obligation being imposed on Sellers.
     4.8 SEC Reports.
          (a) Since January 1, 2004, Buyer’s parent corporation, Devcon International Corp. (“Devcon”), has filed (and through the Closing Date, will continue to file) all forms, reports and documents with the SEC required to be filed by Devcon pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied (or will comply) as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “SEC Reports”). None of the SEC Reports, including any exhibits, financial statements or schedules included therein, at the time filed, or in the case of registration statements, their respective effective dates, contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Devcon included in the SEC Reports complied (or will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared (or will be prepared) in accordance with the published rules and regulations of the SEC and fairly presented (or will fairly present) in all material respects the consolidated financial position of Devcon and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end audit adjustments and to any other adjustments described therein). Buyer is Solvent.
          (b) Buyer is a sophisticated and experienced buyer of security alarm/fire accounts and security alarm/fire companies. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Security Business. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the Companies’ Senior Management.

     4.9 No Section 338 Election.
          Buyer agrees that it shall not make an election pursuant to, or take any action which would result in an election under, Section 338 of the Code (or any successor provision) with respect to the transactions contemplated in this Agreement.
     4.10 No Other Representations.
          BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS HAVE NOT MADE AND DO NOT HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WHATSOEVER WITH RESPECT TO ANY SELLER, ANY COMPANY, THE STOCK OR THE SECURITY BUSINESS, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING CONDITION, HABITABILITY, SUITABILITY, QUALITY OF CONSTRUCTION, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. BUYER ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT WITHOUT RELYING UPON ANY STATEMENT, REPRESENTATION OR WARRANTY MADE BY SELLERS, OR BY ANY OTHER PERSON OTHER THAN THE STATEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT.
     4.11 Disclosure.
          None of Buyer’s representations, warranties or covenants in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such representations, warranties and covenants true.
5. ACTIONS ON OR AFTER THE CLOSING DATE
          The parties covenant and agree to take the following actions on or after the Closing Date.
     5.1 [Reserved].
     5.2 Resignations.
          Sellers will cause all members of the Board of Directors of each Company to submit resignations as of the Closing Date in the form attached as Exhibit 5.2.
     5.3 Tax Indemnification; Returns.
          (a) Sellers on a several, and not a joint and several, basis will be responsible and liable for and shall indemnify and hold Buyer harmless for all Taxes owed by, attributable to or accrued against the Companies for all periods ending on or before October 31, 2005 (the “Tax Date of Determination”) (which shall include with respect to Tax periods beginning before and ending after the Tax Date of Determination, the portion of Taxes that relates to the portion of such Tax periods ending on the Closing Date, as determined in

Section 5.3(c)), except to the extent that the accrual of such Taxes is included as current assets or current liabilities on the Final Balance Sheet. For the avoidance of doubt, such Taxes shall include any Taxes imposed on any of the Companies as a result of the (i) transfer of the Excluded Assets, regardless of when such transfer occurs and/or (ii) the breach of Section 3.12. Buyer’s recourse for any breaches of the Sellers’ obligations under this Section 5.3(a) shall be against each Seller pro rata based upon its/his share of the Purchase Price. Sellers agree with Buyer that Sellers, at their expense, will complete and file on a timely basis all federal, foreign, state and local Tax Returns due for the Companies for all periods ending on or prior to the Closing Date and shall pay all Taxes shown due thereon for which they are responsible under this Section 5.3(a), except to the extent that the accrual of such Taxes is included as current liabilities on the Final Balance Sheet). Buyer will pay the remainder of the Taxes shown due on such Tax Returns. Such Tax Returns will be true, complete and correct in all material respects and shall be prepared consistently with past practice except as required by applicable Law. The parties agree that they will only assert a claim for indemnification in good faith and only for an amount equal to a commercially reasonable estimate of their damages provided that amounts set forth on the Companies’ Tax bills shall be deemed to be commercially reasonable estimates thereof. Regardless of any good faith disputes which may exist between them, the parties agree to pay or to authorize the Escrow Agent to pay, without reservation or delay, any amounts which are not the subject of a good faith dispute.
          (b) Buyer will cause the Companies to furnish to Sellers all information pertaining to such entities reasonably requested by Sellers and necessary for the preparation of Tax Returns for which Sellers are responsible for preparing pursuant to Section 5.3(a) and will otherwise cooperate fully with Sellers in the preparation of such Tax Returns. Prior to filing any such Tax Return for a taxable period ending on or before the Closing Date, Sellers will submit such returns to Buyer for its review. If such Tax Returns are required to be filed after the Closing Date, and provided they meet the requirements described in Section 5.3(a) above, the Buyer will cause an authorized representative of the Company or Companies to execute such Tax Returns.
          (c) Buyer and/or the Companies will, at their expense, prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Period”). Sellers will pay to the Companies within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Tax Date of Determination, except to the extent that the accrual of such Taxes is included as current liabilities on the Final Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, a portion of such Tax which relates to the portion of such taxable period ending on the Tax Date of Determination will: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Tax Date of Determination and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Tax Date of Determination. Any credits relating to a taxable period that begins before and ends after the Tax Date of Determination shall be apportioned between Sellers and Buyer consistent with their Tax liability as described above. If such Tax Returns are required to be filed after the Closing Date, and provided they meet the requirements described in Section 5.3(a) above, the Buyer will cause an authorized representative of the Company or Companies to execute such Tax Returns.
          (d) Buyer and the Companies will be responsible for all Taxes and Tax Returns of the Companies for any taxable period beginning after the Closing Date. Sellers agree to make available to Buyer and the Companies, as appropriate, records in the custody of Sellers or of any Affiliate, to furnish other information (including all adjustments to and changes in Tax items of such entities for taxable periods of such entities ending on or before the Closing Date), and otherwise to cooperate to the extent reasonably required for the filing of Tax Returns relating to the Companies, as appropriate for taxable periods ending after the Closing Date and of other Tax Returns relating to such entities for any taxable period.
          (e) Within 60-days after Closing, Sellers will furnish to Buyer a list of the net operating loss (“NOL”) carryovers and investment tax credit (“ITC”) carryovers attributable to the Companies as of the Closing Date. Sellers agree to reasonably cooperate with Buyer to make available to Buyer, the NOL and ITC carryovers attributable to the Companies as of the Closing Date, subject, however, to any adjustment to or change in any tax item of such entities required by the IRC.
          (f) Buyer, Sellers and the Companies will cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (g) Sellers’ obligation to indemnify Buyer for Taxes under Section 5.3(a) shall survive until the later of (i) 45 days after the expiration of the statute of limitations (giving effect to extensions thereto) for the relevant Tax and (ii) the resolution of any indemnity claim made by Buyer under Section 5.3(a) to the extent timely notice of such claim was provided to Sellers’ prior to the deadline for same set forth in the immediately preceding clause (i).
          (h) Buyer acknowledges that the Companies have completed several acquisitions where the Companies have significant on-going rights (including covenants and indemnities) against the other parties to those acquisition agreements. A list of these acquisitions is set forth on Schedule 8.1(a) and copies of the acquisition agreements have been made available to Buyer. To the extent that (i) Buyer is entitled to indemnification for Taxes for which the Companies, in the reasonable opinion of Buyer, have a remedy under these acquisition agreements equal to or better than the remedy Buyer then has against Sellers under this Agreement and (ii) the parties responsible to indemnify the Companies under these agreements (the “Responsible Parties”) are then in existence, are not subject to a bankruptcy or other insolvency proceeding, and in the reasonable opinion of Buyer (to the extent determinable by public records), have the financial ability to indemnify the Companies for the breach or inaccuracy in question, Buyer agrees, if it proceeds at all, not to proceed against Sellers for a period of one year following its notice of claim to Sellers (unless Buyer must proceed against Sellers to preserve its rights with respect to the expiration of any applicable statute of limitations or other limitations set forth in this Agreement) and, instead, proceed solely against the Responsible Parties. To the extent Buyer chooses not to pursue any Responsible Parties for any Buyer’s Aggregate Loss for which Buyer has been indemnified by Sellers, then (i) Buyer shall cause the appropriate Company to assign its claims (to the extent assignable) underlying Buyer’s Aggregate Loss to the Sellers and (ii) to the extent such claims are not assignable, upon the reasonable request and direction of Sellers and to the extent of attorney’s fees and other costs and expenses funded in advance by Sellers, Buyer shall cause the Companies to proceed against the Responsible Parties, provided such litigation does not, and is not reasonably likely to, materially interfere with the Companies’ operation of the Security Business.
          (i) For periods following the Closing Date, the Buyer shall promptly notify the Sellers’ Representatives in writing of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or any demand or claim on the Buyer, its Affiliates or the Companies that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Sellers under Section 5.3 (a “Tax Contest”). Such notice shall contain factual information (to the extent known to the Buyer, its Affiliates or the Companies) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Buyer fails to give the Sellers’ Representatives prompt notice of an asserted Tax liability as required by this Section 5.3(i), then the Sellers shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to the Sellers.
     In the case of a Tax Contest that relates to taxable periods ending on or before the Tax Date of Determination, the Sellers shall have the right, at their expense, to control the conduct of such Tax Contest, provided, however, that if settlement of such a Tax Contest could affect the Buyer’s or any of the Companies’ liability for Taxes for which the Buyer is responsible or if Buyer could be responsible for such Taxes because of the limitations on the Sellers’ obligation described in Section 5.3(a), or the Buyer’s right to a tax benefit to which it is entitled, under this Agreement, such settlement shall not be agreed to by the Sellers without the consent of the Buyer, which consent will not be unreasonably withheld or delayed. The Buyer shall have the right to participate in such Tax Contests at its own expense. If Sellers elect not to direct the Tax Contest, the Buyer or the Companies may assume control of such Tax Contest (at Buyer’s own expense).
     With respect to tax periods beginning before the Tax Date of Determination and ending after the Tax Date of Determination, the Sellers may elect to direct and control, through counsel of their own choosing, any Tax Contest to the extent it involves any asserted Tax liability with respect to which indemnity may be sought from the Sellers pursuant to this Section 5.3. The Buyer shall direct and control any other such Tax Contest or portion thereof.

If the Sellers elect to direct a Tax Contest, the Sellers shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Buyer of their intent to do so, and the Buyer shall cooperate and shall cause the Companies to fully cooperate, at the Seller’s expense, in each phase of such Tax Contest. The Sellers shall not settle or compromise any asserted Tax liability that could affect the Buyer’s or the Companies’ liability for Taxes for which the Buyer is responsible or if Buyer could be responsible for such Taxes because of the limitations on the Sellers’ obligation described in Section 5.3(a), or the Buyer’s right to a tax benefit to which it is entitled, under this Agreement without the consent of the Buyer, which consent will not be unreasonably withheld or delayed. If Sellers elect not to direct the Tax Contest, the Buyer or the Companies may assume control of such Tax Contest (at Buyer’s own expense).
     Buyer and Sellers shall reasonably cooperate with each other at the requesting party’s expense in the defense of any Tax Contest. Buyer and Sellers shall cooperate in maintaining all records used in and relevant to such Tax Contests. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation. Buyer agrees that it shall not, and shall cause its Affiliates not to, encourage any third party to commence any lawsuit in respect of, or otherwise pursue, claims.
          (j) In the event of any dispute relating to Taxes, the parties agree to abide by the terms of any settlement or final determination with a taxing authority or court and to allocate liability for Taxes (as between Buyer and Sellers) pursuant to such settlement or final determination as described in Section 5.3(a) and 5.3(c). The parties agree to attempt to resolve any disputes relating to Taxes other than those subject to a settlement or final determination by a taxing authority or court, including the preparation of Tax Returns and resolution of disputes during the course of Tax Contests, in good faith. In the event that such disputes cannot be so resolved, the parties agree to submit the dispute to the Independent Accountants, who will be instructed to make their determination on a basis consistent with the provisions of this Agreement. Such determination will be final and binding on the parties.
          (k) Notwithstanding any other provisions to the contrary, no party shall have any right to off-set or set-off any payment due pursuant to this Section 5.3 against any other payment to be made pursuant to this Agreement until a final, non-appealable determination with respect to such payment has been made according to Section 5.3(j).
          (l) This Section 5.3 shall be the exclusive section governing indemnification for Taxes and procedures with respect to third party claims regarding Taxes in respect of Sections 3.10(i), 3.10(n), 3.12 and 5.3. No part of Article 8 or Section 11.3 shall apply to claims for indemnification for Taxes. Absent fraud, the parties hereto acknowledge and agree that the indemnification provisions set forth in this Section 5.3 constitute the parties’ sole and exclusive remedy with respect to claims regarding Taxes in respect of Sections 3.10(i), 3.10(n), 3.12 and 5.3, except for the parties’ right to specific performance. Buyer expressly agrees that, with respect to Section 3.12, it will not be a misrepresentation or a breach of warranty if Sellers have disclosed the exception to their representation or warranty in sufficient detail on Schedule 3.12. Notwithstanding anything to the contrary contained herein, the indemnification provisions in this Section 5.3 shall not apply to any claim by Buyer of Seller’s breach of Sections 3.12 or 5.3 if Buyer’s Senior Management had actual knowledge of such breach prior to the Closing Date, and failed to disclose promptly such actual knowledge to Sellers’ Representatives prior to the Closing Date.
     5.4 Options.
          Immediately prior to the Closing, Sellers have caused CSC to: (a) cancel all of the Options, (b) pay to each Optionholder his/her pro rata share of the Aggregate Option Consideration less any applicable withholding taxes thereon, and (c) obtain from each Optionholder a general release of the Companies and their Affiliates in the form attached as Exhibit 5.4. The parties acknowledge and agree that the Aggregate Option Consideration paid to the Optionholders will be reflected in the Working Capital Adjustment.
5.5 Security Dealer Funding Corp.
          In the event that Buyer or any of the Companies enters into Buyer’s standard dealer agreement with Security Dealer Fundi#ng Corp. within the six-month period following the Closing Date, Buyer agrees to promptly pay Sellers in a lump sum payment an amount equal to the product of 16 times the RMR arising under such dealer agreement (as RMR is defined and calculated under this Agreement).
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer to purchase the Stock pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     6.1 Documents, Certificates and Other Items.
          Sellers will have delivered or caused to be delivered to Buyer:
          (a) duly issued certificates for all of the Stock, duly endorsed in blank or with blank stock powers attached;
          (b) resignations of all directors of the Companies;
          (c) minute books, stock certificate and transfer books, corporate seals and other corporate records of each of the Companies;
          (d) the (i) termination of that certain Executive Employment Agreement, dated as of November 18, 2002, between CSC, Coastal and Katz and (ii) delivery of a release, in a form reasonably satisfactory to Buyer, executed by Katz in favor of CSC and Coastal and releasing all rights and claims related to such Executive Employment Agreement;
          (e) the (i) termination of that certain Employment Agreement, dated July 15, 2002, among CSC, Bariston Partners, LLC and Mike McIntosh, as amended, and (ii)

delivery of a release, in a form reasonably satisfactory to Buyer, executed by McIntosh in favor of CSC and releasing all rights and claims related to such Employment Agreement;
(f) each Employment Agreement, duly executed;
(g) a current Certificate of Good Standing evidencing the corporate standing of each Company issued by the Secretary of State of such entity’s state of incorporation;
(h) the termination of that certain Amended and Restated Stockholders Agreement among Sellers, CSC and Coastal dated as of May 28, 2004;
(i) the termination of that certain Amended and Restated Registration Agreement among CSC and the Sellers dated as of May 28, 2004;
(j) the termination of those Amended and Restated Merchant Banking Services and Indemnification Agreements, as amended, with Bariston Affiliates; and
(k) all other documents and instruments required under this Agreement.
     6.2 Satisfaction of Certain Debt.
          Sellers will have made appropriate arrangements for the termination of the Encumbrances on file against the Assets by the Companies’ senior lender, Citizens Bank of Massachusetts, and Sellers will have delivered to Buyer payoff letters evidencing the total amount due as of the Closing Date and, subject to Buyer’s satisfaction of the total amount due under the Credit Agreement, take such other actions reasonably required by Buyer in order to remove such Encumbrances of record against the Companies.
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     The obligations of the Sellers to sell the Stock pursuant to this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     7.1 Delivery of Purchase Price.
          (a) Buyer will have delivered the Estimated Purchase Price to Sellers, less the amount of the Closing Escrow Fund.
          (b) Buyer will have delivered the Closing Escrow Fund to the Escrow Agent.
     7.2 Documents, Certificates and Other Items.
          Buyer will have delivered or caused to be delivered to Sellers all of the documents or instruments required under this Agreement.

8. INDEMNIFICATION OTHER THAN FOR TAXES
     8.1 Indemnification by Sellers and Buyer.
          (a) On a several, and not a joint and several, basis, Sellers will indemnify, hold harmless, defend and bear all costs of defending Buyer, its Affiliates, their respective directors, officers, agents, employees, successors and permitted assigns, which shall include the Companies following the Closing (collectively, the “Buyer Indemnified Parties”), from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against any Buyer Indemnified Party (collectively, “Buyer’s Aggregate Loss”) arising out of or in connection with (i) any breach or violation of, or nonperformance by, Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement and (ii) Coastal’s acquisition of Strategic Technologies, Inc. (“STI” and the acquisition thereof, the “STI Deal”), including without limitation STI’s claims described on Schedule 3.8. Buyer expressly agrees that it will not be a misrepresentation or a breach of warranty if Sellers have disclosed the exception to their representation or warranty in sufficient detail on the Schedules. Buyer’s recourse for any misrepresentations and/or breaches of warranty, covenant and agreement which relate solely to one Seller shall be limited to that Seller. Buyer’s recourse for any misrepresentations and/or breaches of warranty, covenant and agreement which relate to all Sellers shall be against each Seller pro rata based upon its/his share of the Purchase Price.
          Buyer acknowledges that the Companies have completed several acquisitions where the Companies have significant on-going rights (including covenants and indemnities) against the other parties to those acquisition agreements. A list of these acquisitions is set forth on Schedule 8.1(a) and copies of the acquisition agreements have been made available to Buyer. To the extent that (i) Buyer suffers a Buyer’s Aggregate Loss for which the Companies, in the reasonable opinion of Buyer, have a remedy under these acquisition agreements equal to or better than the remedy Buyer then has against Sellers under this Agreement and (ii) the Responsible Parties are then in existence, are not subject to a bankruptcy or other insolvency proceeding, and in the reasonable opinion of Buyer (to the extent determinable by public records), have the financial ability to indemnify the Companies for the breach or inaccuracy in question, Buyer agrees, if it proceeds at all, not to proceed against Sellers for a period of one year following its notice of claim to Sellers (unless Buyer must proceed against Sellers to preserve its rights with respect to the expiration of any applicable statute of limitations or other limitations set forth in this Agreement) and, instead, proceed solely against the Responsible Parties. To the extent Buyer chooses not to pursue any Responsible Parties for any Buyer’s Aggregate Loss for which Buyer has been indemnified by Sellers, then (i) Buyer shall cause the appropriate Company to assign its claims (to the extent assignable) underlying Buyer’s Aggregate Loss to the Sellers and (ii) to the extent such claims are not assignable, upon the reasonable request and direction of Sellers and to the extent of attorney’s fees and other costs and expenses funded in advance by Sellers, Buyer shall cause the Companies to proceed against the Responsible Parties, provided such litigation does not, and is not reasonably likely to, materially interfere with the Companies’ operation of the Security Business.

          (b) Buyer will indemnify, hold harmless, defend and bear all costs of defending Sellers, their respective Affiliates, directors, officers, agents, employees, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) together with their successors and permitted assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against any Seller Indemnified Party (collectively, “Sellers’ Aggregate Loss”) arising out of or in connection with any breach or violation of, or nonperformance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement. To the extent that Katz (or any other Seller) has personally guaranteed any of the Companies’ obligations, Buyer agrees to indemnify and hold Katz (or such other Seller) harmless from such claims.
          (c) Should Buyer and Sellers be unable to agree as to the amount of Buyer’s Aggregate Loss for which Buyer Indemnified Parties are to be indemnified, or the amount of Sellers’ Aggregate Loss for which Seller Indemnified Parties are to be indemnified, then either Buyer or Sellers, as the case may be, may commence proceedings in accordance with the provisions of Section 10.3.
     8.2 Notice of Claims.
          (a) If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party hereunder, that party (the “Claiming Party”) will promptly cause notice of the claim to be delivered to the other party (the “Indemnifying Party”) and will afford the Indemnifying Party and its counsel, at the Indemnifying Party’s sole expense, the opportunity to defend or settle the claim. Any notice of a claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the other party by reason of the claim. If such notice is not given, it will not release the Indemnifying Party, in whole or in part, from its obligations under this Article, except to the extent that the Indemnifying Party’s ability to defend against such claim is actually prejudiced thereby. Alternatively, if notice is given and the Indemnifying Party fails to assume the defense of the claim within 15 days thereof, the claim may be defended, compromised or settled by the Claiming Party without the consent of the Indemnifying Party and the Indemnifying Party will remain liable under this Article.
          (b) The parties agree that they will only assert a claim for indemnification in good faith and only for an amount equal to a commercially reasonable estimate of their damages. Regardless of any good faith disputes which may exist between them, the parties agree to pay or to authorize the Escrow Agent to pay, without reservation or delay, any amounts which are not the subject of a good faith dispute.
     8.3 Third Party Claims.
          (a) Except as provided herein, the Indemnifying Party will engage counsel to defend any claim brought by a third party (a “Third Party Claim”), and will provide notice to the Claiming Party not later than 15 business days following delivery by the Claiming Party to the Indemnifying Party of a notice of a Third Party Claim, such notice to include an acknowledgment by the Indemnifying Party that it will be liable in full to the Claiming Party for any Sellers’ Aggregate Loss or Buyer’s Aggregate Loss, as the case may be, in connection with the Third Party Claim. The Claiming Party will fully cooperate with such counsel. The Indemnifying Party will cause its counsel to consult with the Claiming Party, as appropriate, as to the defense of such claim, and the Claiming Party may, at its own expense, participate in such defense, assistance or enforcement but the Indemnifying Party will control such defense, assistance or enforcement. The Indemnifying Party will cause its counsel to keep the Claiming Party, as appropriate, reasonably informed of the status of such defense, assistance or enforcement. The parties agree that STI’s claims described on Schedule 3.8 constitute a Third Party Claim.
          (b) The Claiming Party will have the right to engage counsel and to control the defense of a Third Party Claim if the Indemnifying Party has not notified the Claiming Party of its appointment of counsel and control of the defense of a Third Party Claim pursuant to Section 8.2 within the time period provided therein.
          (c) The Indemnifying Party may settle any Third Party Claim which it is defending pursuant to Section 8.2 or 8.3(a) if such Third Party Claim solely involves monetary damages and only if the amount of such settlement is to be paid entirely by the Indemnifying Party pursuant to this Article. The Indemnifying Party will not enter into a settlement of a Third Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Indemnifying Party pursuant to this Article without the written consent of the Claiming Party, which consent will not be unreasonably withheld.
          (d) Notwithstanding the foregoing, in the event of any settlement of, or final judgment with respect to, a Third Party Claim which relates to acts, omissions, conditions, events or other matters occurring both before and after the Closing Date, the parties will negotiate in good faith as to the portion of such Third Party Claim as to which such indemnification is payable. In the event the parties are unable to agree on such portion, the matter will be resolved by the courts pursuant to Section 10.3.
          (e) The parties will cooperate with one another in good faith in connection with the defense, compromise or settlement of any Third Party Claim. Neither party will dispose of, compromise or settle any Third Party Claim in a manner that is not reasonable under the circumstances and in good faith.
     8.4 Survival of Indemnity Obligations; Basket; Cap; Anti-Sandbagging.
          (a) The rights of Buyer and Sellers to assert indemnification claims will survive the Closing Date and will expire: (i) with respect to all claims other than claims related to the STI Deal, fraud, a breach of covenant, and a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.5, 3.18, 3.20, 3.22, 3.29, 4.1, 4.2(a) and (b), 4.7 (collectively, the “Excepted Claims”) 180-days after the Closing Date; and (ii) with respect to the Excepted Claims, upon the expiration of 45 days following the date on which the running of the statute of limitations with respect to any such claim will bar the assessment and collection of such claim.

          (b) Except for the Excepted Claims and claims relating to the calculation, payment and adjustment of the Purchase Price, Buyer and Sellers will not be required to indemnify the other unless and until Buyer’s Aggregate Loss or Sellers’ Aggregate Loss exceeds $100,000 (the “Indemnification Threshold”), in which case indemnity shall become due for the amount of such Buyer’s Aggregate Loss or Sellers’ Aggregate Loss, as applicable, in excess of the Indemnification Threshold.
          (c) The aggregate amount of the indemnification obligation of Buyer to Sellers with respect to Sellers’ Aggregate Loss, or of Sellers to Buyer with respect to Buyer’s Aggregate Loss, as the case may be, will not exceed $4,000,000, exclusive of the Excepted Claims, for which there is no cap.
          (d) Notwithstanding anything to the contrary contained herein, the indemnification provisions in Section 8.1(a) shall not apply to any claim of Buyer of which Buyer’s Senior Management had actual knowledge prior to the Closing Date, and failed to disclose promptly such actual knowledge to Sellers’ Representatives prior to the Closing Date. Additionally, the indemnification provisions in Section 8.1(b) shall not apply to any claim of Sellers of which the Sellers had actual knowledge prior to the Closing Date, and failed to disclose promptly such actual knowledge to Buyer prior to the Closing Date.
     8.5 Limitations.
          Absent fraud, the parties hereto acknowledge and agree that the indemnification provisions set forth in this Article constitute the parties’ sole and exclusive remedy with respect to any claims relating to the transactions contemplated by this Agreement, except for the parties’ right to specific performance and the Purchase Price disputes to be resolved by the Independent Accountants. The amount which the Indemnifying Party is required to pay to, for or on behalf of the Indemnified Party pursuant to this Article will be reduced by any insurance proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related indemnifiable loss (the “Indemnifiable Loss”). Amounts required to be paid, as so reduced, are hereinafter called an “Indemnity Payment.” If the Indemnified Party will have received, or if the Indemnifying Party will have paid on its behalf, an Indemnity Payment with respect to an Indemnifiable Loss and will subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) with respect to such Indemnifiable Loss, then the Indemnified Party will promptly pay to the Indemnifying Party the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing will not affect the subrogation rights of any insurance companies making payments hereunder.
     8.6 No Right of Off-set/Set-off.
          Notwithstanding any other provisions to the contrary, no party shall have any right to off-set or set-off any payment due pursuant to this Article against any other payment to be made pursuant to this Agreement until a final, non-appealable decision of a court of competent jurisdiction has been rendered pursuant to Section 10.3.

     8.7 Payments.
          Any payment pursuant to a claim for indemnification shall be made not later than 30 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to a good faith defense, in which case, payment shall be made not later than 5 business days after the amount of the claim is finally determined.
     8.8 Cooperation in Litigation.
          Buyer and Sellers shall reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding involving one or more third parties. Buyer and Sellers shall cooperate in maintaining all records used in and relevant to such claims. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation. Buyer agrees that it shall not, and shall cause its Affiliates not to, encourage any third party to commence any lawsuit in respect of, or otherwise pursue, claims.
     8.9 Non-Application to Tax Claims.
          This Article 8 shall not apply to claims for Taxes and procedures relating to Taxes. Section 5.3 shall be the exclusive section governing the rights and obligations of the parties with respect to claims for Taxes made under Sections 3.12 and 5.3.
     8.10 No Contribution.
          Following the Closing and except as expressly permitted by this Agreement, Sellers shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Companies in connection with any indemnification obligation or any other losses or expenses for which such Sellers may become liable under this Agreement or the Escrow Agreement.
9. [RESERVED]
10. GENERAL PROVISIONS
     10.1 Survival of Obligations; Effect of Investigations.
          Sellers and Buyer acknowledge that the representations, warranties, covenants and agreements of Sellers and Buyer contained in this Agreement form an integral part of the consideration given to Buyer in exchange for the Purchase Price and to Sellers in exchange for the Stock, without which Buyer would be unwilling to purchase, and Sellers would be unwilling to sell, the Stock. Sellers and Buyer agree that all of the representations, warranties, covenants and agreements of Sellers and Buyer contained in this Agreement will survive the making of this Agreement as provided in Sections 5.3 and 8.4, and, subject to Section 8.4(d), any investigation or review made by or on behalf of the parties and the Closing. Sellers and Buyer further agree that, except as set forth in this Agreement, no party will be deemed to have made any other representation or warranty to any other party. The rights of Buyer and Seller to assert indemnification claims will survive the Closing Date through 180-days after the Closing Date, except, however, with respect to Excepted Claims and claims for Taxes (as provided in Section 5.3), which shall survive the Closing and continue in full force and effect for the applicable statute of limitations plus 45 days. Neither the survival of Buyer’s right to indemnification nor any other provision of this Agreement shall restrict in any way any Entity Seller’s right, to the extent desired by any Entity Seller, to wind up its affairs and dissolve.
     10.2 Transfer Charges and Taxes; Other Charges; Lien Searches
          (a) Buyer will pay any transfer taxes and similar third-party fees and charges incurred or assessed in connection with these transactions.
          (b) Buyer agrees to bear all the filing fees of any filing required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, in connection with these transactions. The parties do not believe such a filing will be required.
          (c) Buyer agrees to bear the cost of any lien, judgment and pending litigation searches performed against Sellers or the Companies and to supply copies thereof to Sellers’ Counsel as soon as they are available.
     10.3 Dispute Resolution.
          Except with respect to a dispute regarding the Purchase Price and Tax disputes to the extent not properly determined by the relevant taxing authority (which disputes will be settled by the Independent Accountants), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be commenced and settled in a court of competent jurisdiction in Miami-Dade County, Florida. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the parties irrevocably consent and submit to the jurisdiction and venue of any state or federal court of competent jurisdiction sitting within Miami-Dade County, Florida. The parties agree that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the parties at the addresses set forth in Section 10.7. The parties irrevocably waive any objection which they may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agree that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon the parties. Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law. The parties agree that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. The substantially prevailing party in any legal proceeding will be entitled to recover its legal fees and expenses.

     10.4 Confidentiality.
          Except in connection with any action to enforce this Agreement or as otherwise required by law, Buyer and Sellers agree that they will treat in confidence all documents, materials and other information which they obtain regarding the other party during the course of the negotiations leading to the consummation of these transactions, the investigation provided for herein and the preparation of this Agreement and other related documents. In the event these transactions are not consummated, all copies of non-public documents and material which have been furnished in connection with these transactions will be promptly returned to the party furnishing such documents and material (or be destroyed), will continue to be treated as confidential information and will not be used for the benefit of the party who returned such confidential information.
     10.5 Public Announcements.
          Upon signing this Agreement, the parties agree to issue the press release attached hereto as Exhibit 10.5. Neither Buyer nor Sellers will, without the prior written approval of the other party (which may not be unreasonably withheld), make any other press release or other public announcement concerning these transactions, except as and to the extent that such party will be so obligated by law, in which case, the other party will be advised in advance and Buyer and Sellers will use their best efforts to cause a mutually agreeable press release or announcement to be issued.
     10.6 Governing Law.
          This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to its conflicts of law provisions.
     10.7 Notices; Sellers’ Representatives.
          (a) All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally, by registered or certified mail (postage prepaid), by legible facsimile transmission followed by telephone confirmation or by overnight courier (fare prepaid) addressed as follows:

If to Buyer, to:	with a copy to:
Stephen J. Ruzika, President
Devcon Security Holdings, Inc.	Stephen K. Roddenberry, Esq.
c/o Devcon International Corp.	Akerman Senterfitt
1350 E. Newport Center Drive	One Southeast Third Avenue
Suite 201	28th Floor
Deerfield Beach, FL 33443	Miami, FL 33131
Telecopy: 954-429-1500	Telecopy: 305-374-5095

If to Sellers’ Representatives, to:	with a copy to:

Steve Lebowitz, Principal	Hugh G. Van der Veer, Esq.
Topspin Management, LLC	Buchanan Ingersoll Professional Corporation
Three Expressway Plaza	One Oxford Centre
Roslyn Heights, NY 11577	301 Grant Street, 20th Floor
Telecopy: 516-625-9499	Pittsburgh, PA 15219
Telecopy: 412-562-1041

and

Christopher E. Needham, Managing Director	Sheldon Katz
Bariston Partners, LLC	6291 N.W. 120 Drive
265 Franklin Street	Coral Springs, FL 33076
18th Floor
Boston, MA 02110
Telecopy: 617-330-8951
          or to such address as such party may indicate by a notice delivered to the other parties. Notice will be deemed received the same day (when delivered personally), 5 days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight courier or by facsimile transmission). Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.
          (b) (i) Upon the execution and delivery of this Agreement, Sellers will be deemed to have appointed Bariston Partners, LLC and Topspin Management (“Sellers’ Representatives”) as the co-agent and co-attorneys-in-fact of Sellers and their respective successors, permitted assigns, heirs, executors and legal representatives to act on behalf of Sellers under this Agreement for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Sellers’ Representatives may deem necessary or advisable in connection with these transactions, which appointment as attorneys-in-fact is irrevocable and coupled with an interest. Sellers’ Representatives must act unanimously. Sellers hereby release Sellers’ Representatives from liability for any action taken or not taken by them in such capacity except for any liability relating to the fraud, willful misconduct or gross negligence of Sellers’ Representatives in carrying out their duties under this Agreement. Buyer agrees that it will look solely to Sellers for any claims arising under this Agreement and will have no separate right of recourse against Sellers’ Representatives. Sellers’ Representatives may resign at any time and without liability by giving notice to Buyer provided that such resignation will not be effective until the later of the date set forth in the resignation notice or the date on which a successor is appointed. Upon such resignation, a successor Sellers’ Representatives may be appointed pursuant to a writing signed by Sellers owning not less than 51% of the Stock. Each Seller agrees not to sue or make a claim against Sellers’ Representatives in their capacity as Sellers’ Representatives.

               (ii) Notwithstanding Section 10.7(a), each Seller expressly agrees that to the extent any notice is required to be given to Sellers pursuant to or in connection with this Agreement, delivery of notice solely to Sellers’ Representatives will be deemed to be sufficient notice to each Seller for purposes of this Agreement. Furthermore, to the extent that any approval or consent of, or instruction by, Sellers is required pursuant to or in connection with this Agreement, Sellers expressly agree that such consent, approval and instruction will be deemed to be given if given by Sellers’ Representatives, and Buyer shall be entitled to rely on same from Sellers’ Representatives with the same force and effect as if given by Sellers.
     10.8 Entire Agreement; Amendments.
          This Agreement is an integrated document, contains the entire agreement between the parties and wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings of the parties with respect to such subject matter, excluding that certain Confidentiality Agreement by and between Buyer and Coastal dated June 10, 2005, as amended on September 26, 2005. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon Buyer or Sellers unless made in writing and signed by Buyer and Sellers’ Representatives. The parties further agree that the prior drafts of this Agreement will not be used to interpret this Agreement and will not be admitted into evidence at any time.
     10.9 Interpretation.
          The Table of Contents, Index of Defined Terms, List of Schedules, List of Exhibits, Article titles and Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement. All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits to this Agreement. All references to the words “include” or “including” mean “including without limitation.” The words “shall” and “will” have the same meaning. Any and all Schedules, Exhibits or certificates referred to in or attached to this Agreement, including the “Background” portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.
     10.10 Waivers.
          Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 10.7. The failure of any party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this

Agreement or any part of it or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.
     10.11 Expenses.
          Except as otherwise provided in this Agreement, Buyer and Sellers will each pay all of their own costs and expenses incident to the negotiation and preparation of this Agreement and to their performance and compliance with all agreements and conditions on their part to be performed or complied with, including the fees, expenses and disbursements of their counsel, accountants and other advisors; provided, however, that Sellers may cause the Companies to pay or accrue such costs as long as the payment or accrual thereof is reflected in the Working Capital Adjustment.
     10.12 Partial Invalidity.
          Whenever possible, each provision will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.
     10.13 Further Assurances.
          From time to time after the Closing, the parties shall, at the request of any of the other parties, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be requested by any other party to evidence or effectuate the transactions contemplated hereunder or for the performance by the parties of any of their other respective obligations under this Agreement. In addition to the foregoing, prior to the Closing and at no cost to Sellers or the Companies (excluding overhead costs for its employees), Sellers shall cause the Companies to provide access to their books and records and accounting/financial personnel, and cooperate with, Buyer and its accountants to allow Buyer to perform a SAB 104 analysis.
     10.14 Counterparts.
          This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, which together contain the signatures of each party, will have been delivered to Buyer and Sellers. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

     10.15 Third-Party Beneficiaries; Assignment.
          This Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns. This Agreement is not assignable by Sellers or Buyer without the prior written consent of Buyer or Sellers’ Representatives, respectively; provided, however, that Buyer may assign this Agreement and its rights hereunder to (i) any Affiliate of Buyer and (ii) Capital Source Finance LLC, as a lender, and Capital Source Finance LLC, as Agent for the lenders, in order to finance Buyer’s consummation of the transactions contemplated hereby, provided that, with respect to any such assignments      , Buyer gives advance written notice of the assignment to any Affiliate to Sellers’ Representatives and Buyer remains liable for the performance of all of Buyer’s obligations hereunder.
     10.16 Discounted Service.
          Buyer agrees to “grandfather” Coastal’s practice of providing discounted service to the Companies’ employees.
     10.17 Sellers’ Counsel.
          (a) Buyer acknowledges that Sellers’ Counsel: (i) is serving as the Escrow Agent, (ii) has historically represented the Companies, and (iii) will continue to represent the Companies through Closing. After Closing, Sellers’ Counsel will no longer represent the Companies. Buyer understands and agrees that Sellers’ Counsel will continue to represent Sellers and Sellers’ Representatives in connection with this Agreement and the transactions contemplated thereby, including any dispute or litigation arising among Buyer, Sellers and Sellers’ Representatives relating to the Purchase Agreement.
          (b) Buyer acknowledges that William S. Cross of Doumar, Allsworth, Cross et al.(the “Cross Firm”): (i) currently represents the Companies in the disputes arising out of the STI Deal and (ii) will continue to represent the Companies following the Closing under the direction of Sellers in accordance with Section 8.3. Buyer hereby waives any conflict of interest arising out of the Cross Firm’s representation of the Companies prior to and following the Closing Date.
          (c) Buyer agrees, on behalf of itself and its Affiliates, that it will not assert that a conflict of interest is presented by Sellers’ Counsel representing Sellers and Sellers’ Representatives in any current or future matter, and that Buyer will not attempt to disqualify Sellers’ Counsel from representing Sellers and Sellers’ Representatives, because of its service as Escrow Agent or its prior representation of the Companies.
     10.18 Waiver of Jury Trial.
          THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT. IN SO DOING, EACH PARTY INTENDS THAT ANY CLAIMS AND DISPUTES ARISING HEREUNDER (OTHER THAN THOSE TO BE RESOLVED BY THE INDEPENDENT ACCOUNTANTS) WILL BE RESOLVED BY

A JUDGE ACTING WITHOUT A JURY IN ORDER TO AVOID THE DELAYS, EXPENSES AND RISKS OF MISTAKEN INTERPRETATION THAT EACH PARTY ACKNOWLEDGES ARE MORE LIKELY WITH A JURY TRIAL THAN WITH A NON-JURY TRIAL.
     10.19 Time of the Essence.
          The parties agree that time is of the essence in this Agreement.
     10.20 Rules of Construction.
          The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     10.21 Non-Recourse.
          This Agreement is non-recourse to the shareholders, members and partners of the parties to this Agreement.
[Signature Pages Follow]

(Signature Page 1 of 3 to Stock Purchase Agreement)
     IN WITNESS WHEREOF, the parties have executed this Agreement, or have caused this Agreement to be executed, as of the date first written above.

DEVCON SECURITY HOLDINGS, INC.
By:	/s/ Stephen J. Ruzika
	Name:	Stephen J. Ruzika
	Title:	President

TOPSPIN ASSOCIATES, L.P.

By:	Topspin Management, LLC, as its General
Partner
By:	LG Capital Appreciation, LLC, as its
Managing Member

By:	/s/ Steve Lebowitz
	Name:	Steve Lebowitz
	Title:	Principal

TOPSPIN PARTNERS, L.P.

By:	Topspin Management, LLC as its General
Partner
By:	LG Capital Appreciation, LLC, as its
Managing Member

By:	/s/ Steve Lebowitz
	Name:	Steve Lebowitz
	Title:	Principal

BARISTON INVESTMENTS, LLC

By:	Bariston Partners, LLC, as its Sole Member

By:	/s/ Christopher E. Needham
	Name:	Christopher E. Needham
	Title:	Managing Director

(Signature Page 2 of 3 to Stock Purchase Agreement)

/s/ Sheldon E. Katz

Sheldon E. Katz, an individual

/s/ Mike McIntosh

Mike McIntosh, an individual

/s/ Christopher E. Needham

Christopher E. Needham, an individual

Solely for the purpose of agreeing to serve as Sellers’ Representatives, the two undersigned limited liability companies become parties to this Agreement.

TOPSPIN MANAGEMENT, LLC,
as a Sellers’ Representative

By:	LG Capital Appreciation, LLC,
as its Managing Member

By:	/s/ Steve Lebowitz
	Name:	Steve Lebowitz
	Title:	Principal

and

BARISTON PARTNERS, LLC as a Sellers’ Representative
By:	/s/ Christopher E. Needham
	Name:	Christopher E. Needham
	Title:	Managing Director

(Signature Page 3 of 3 to Stock Purchase Agreement)

Solely for the purpose of being bound by Section 2.3(c), the undersigned limited liability company joins in this Agreement.

TOPSPIN MANAGEMENT, LLC
By:	LG Capital Appreciation, LLC,
as its Managing Member

By:	/s/ Steve Lebowitz
	Name:	Steve Lebowitz
	Title:	Principal